Exhibit 2.1

CONFIDENTIAL	Execution Version

Equity Purchase Agreement

by and among

B. Riley Advisory Holdings, LLC,
as the GR Seller,

and

B. Riley Advisory US, Inc.,
as the Farber Seller,

and

B. Riley Financial, Inc.

as the Parent,

and

Gallop U.S. Acquireco Inc.,
as the GR Buyer

and

1001243443 Ontario Inc.,
as the Farber Buyer.

Dated as of June 27, 2025

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Table of Contents

(continued)

EXHIBITS

Exhibit A	-	Accounting Principles
Exhibit B	-	Allocation Schedule
Exhibit C	-	Illustrative Example of Closing Working Capital
Exhibit D	-	Transition Services Agreement
Exhibit E	-	Estimated Closing Statement
Exhibit F	-	Disclosure Letter

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Equity Purchase Agreement

THIS EQUITY PURCHASE AGREEMENT is made and entered into as of June 27, 2025, by and among (i) B. Riley Advisory Holdings, LLC, a Delaware limited liability company (the “GR Seller”), (ii) B. Riley Advisory US, Inc., a Delaware corporation (the “Farber Seller”, and, collectively with the GR Seller, the “Sellers”), (iii) B. Riley Financial, Inc., a Delaware corporation (the “Parent”), solely for the purposes set forth in Section 3.2, Article 5 and Section 7.16, (iv) Gallop U.S. Acquireco Inc., a Delaware corporation (the “GR Buyer”), and (v) 1001243443 Ontario Inc., an Ontario corporation (the “Farber Buyer”, and, collectively with the GR Buyer, the “Buyers”).

Recitals

A. As of the date hereof, the GR Seller is the record and beneficial owner of all of the issued and outstanding membership interests of GlassRatner Advisory & Capital Group, LLC (dba B. Riley Advisory Services), a Delaware limited liability company (“GlassRatner”, and such membership interests, the “GR Interests”), and the Farber Seller is the record and beneficial owner of all of the issued and outstanding shares of B. Riley Farber Advisory Inc., an Ontario corporation (“Farber”, and such shares, the “Farber Shares”).

B. On the terms and subject to the conditions set forth in this Agreement, (a) the GR Seller desires to sell to the GR Buyer, and the GR Buyer desires to purchase from the GR Seller, the GR Interests and (b) the Farber Seller desires to sell to the Farber Buyer, and the Farber Buyer desires to purchase from the Farber Seller, the Farber Shares, (the GR Interests, together with the Farber Shares, the “Purchased Equity”).

C. Simultaneously with the execution of this Agreement, the Buyers, the Sellers and the Escrow Agent (as defined below) will enter into the Escrow Agreement (as defined below).

D. Simultaneously with the execution of this Agreement, the Buyers and BR Financial Holdings, LLC will enter into the Transition Services Agreement (as defined below).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions and agreements hereinafter expressed, the Parties agree as follows:

Article 1
Definitions and Construction

1.1 Defined Terms. Without limiting the effect of any other terms defined in the text of this Agreement, the following words shall have the meaning given them in this Article 1:

“Accounting Principles” means, the accounting principles, policies, practices, procedures, definitions, methods, classifications, judgments, assumptions, techniques, elections, inclusions, exclusions and valuation and estimation methodologies expressly set forth on Exhibit A.

“Acquired Companies” means, collectively, Farber and GlassRatner.

“Affiliate” means, with respect to any Person, any other Person or entity that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Person referred to. For purposes of the foregoing, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Equity Purchase Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules and Exhibits hereto.

“Allocation Schedule” means the schedule attached hereto as Exhibit B, which shall set forth the percentage allocated to each Seller governing: (a) the portion of the Closing Amount which each Buyer is obligated to pay to each Seller in accordance with this Agreement, (b) the portion of the Closing Amount which each Seller is entitled to receive in accordance with this Agreement, (c) the portion of the Price Adjustment Escrow Amount which each Buyer is obligated to pay to each Seller in accordance with this Agreement, (d) the portion of the Company Group Indebtedness which each Buyer is obligated to pay on behalf of each Seller in accordance with this Agreement, (e) the portion of the Estimated Company Group Transaction Expenses which each Buyer is obligated to pay on behalf of Seller in accordance with this Agreement, and (f) the portion of any amounts (if any) which are due to the Buyers following the Closing in accordance with Section 2.4(g) to which each Seller is obligated to pay, and to which each Buyer is entitled to receive, in each case, in accordance with this Agreement.

“Anti-Bribery Laws” means, collectively, the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the Corruption of Foreign Public Officials Act ( S.C. 1998, c. 34), Part IV of the Criminal Code (RSC , 1985, c. C-46) or any other anti-corruption Laws and bribery Laws, in each case, in jurisdictions in which any Group Company is carrying on business or otherwise operating, including those jurisdictions where such Laws impose liability for the conduct of associated third parties.

“Anti-Money Laundering Laws” means, collectively, the Money Laundering Control Act of 1986, Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act or any other Laws governing such activities.

“Authorization” means, with respect to any Person, any permit, approval, consent, waiver, variance, exemption, license, certificate, registration, declaration, Order or similar authorization issued, granted or given by a Governmental Authority having jurisdiction over the Person or its property and pending applications relating to any of the foregoing.

“B. Riley Group” means Parent and its Subsidiaries, other than the Group Companies.

“Business” means the provision of financial advisory and consulting services, including, but not limited to, (a) restructuring and turnaround management services, (b) forensic accounting and litigation support, (c) compliance, risk and reliance services, (d) executive search services, and (e) transaction support services.

“Business Day” means any day which is not a Saturday, Sunday or a legal holiday in New York, New York, or Toronto, Ontario.

“CARES Act” means: (a) the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748); and (b) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), in each case together with all rules, regulations, notices and guidance promulgated thereunder.

“Cash and Cash Equivalents” means, without duplication, cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, in each case, only to the extent convertible to cash within 30 days. Cash and Cash Equivalents shall be determined in accordance with GAAP. For the avoidance of doubt, Cash and Cash Equivalents (a) will be calculated excluding (i) outbound but uncleared checks, wire transfers and drafts to the extent the associated payables are not taken into account in the calculation of Closing Working Capital and (ii) any cash which is not freely usable because it is subject to restrictions, limitations or taxes on use or distribution by Law, contract or otherwise, including restrictions on dividends or any other form of restrictions, other than restrictions related to repatriations, and (b) will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company Group to the extent the associated receivables are not taken into account in the calculation of Closing Working Capital. The Sellers have used commercially reasonable efforts to ensure that the Company Group’s Cash and Cash Equivalents as of the Closing is approximately $3,000,000.

“Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.3.

“Closing Cash” means the Company Group’s Cash and Cash Equivalents as of the Measurement Time; provided, that if the Company Group uses any Cash and Cash Equivalents that were included in the calculation of Estimated Closing Cash to repurchase or redeem, or make any dividend or distribution of, any capital stock of the Group Companies, in either case between the Measurement Time and the time immediately prior to the Closing, Closing Cash shall be calculated as if such actions had been taken prior to the Measurement Time.

“Closing Working Capital” means those current assets of the Company Group (including the Unbilled WIP) identified and set forth on Exhibit C, less those current liabilities of the Company Group identified and set forth on Exhibit C (without duplication of any items included within Company Group Indebtedness and Company Group Transaction Expenses), each existing as of the Measurement Time. Closing Working Capital shall be calculated on a consistent basis with the Accounting Principles and consistent with the example calculation set forth on Exhibit C; provided that, in case of a conflict between Exhibit C, on the one hand, and the Accounting Principles, on the other hand, then the Accounting Principles shall prevail.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Agreements” means any collective bargaining agreements, union agreements, letters of understanding, letters of intent or other written communications or Contracts with any Union, which would cover any of the Employees.

“Company Benefit Plans” means, as applicable and to the extent material, all “employee benefit plans” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and all other pension, defined-benefit pension, defined-contribution pension, retirement, retirement income, medical, prescription drug, dental, vision, life, accidental death and dismemberment, short- and long-term disability, workers’ compensation, retiree medical, retiree life, other welfare, fringe, incentive equity, phantom equity, equity purchase, stock option, option, stock appreciation, share compensation, cash bonus, bonus, incentive, profit sharing, education assistance, mortgage assistance, employee loan, savings, leave, cash commission, employment, consulting, separation, termination, severance, transition, retention, change-in-control, tax gross-up, deferred compensation, paid time off, vacation, vacation or severance pay, sick leave, supplemental unemployment benefit and other employee benefit plans, programs, policies, practices, arrangements, trusts, funds, material undertakings, and agreements that are sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by the Group Companies or any of their Affiliates, or to which the Group Companies or any of their Affiliates have any material Liability, for the benefit of any current Employees, former employees, directors, or individual independent contractors of any Group Company (or their permitted beneficiaries under any such plan).

“Company Group” means, collectively, the Acquired Companies and each of their respective Subsidiaries.

“Company Group Indebtedness” means Indebtedness of the Company Group as of immediately prior to the Closing; provided, that if the Company Group uses any Cash and Cash Equivalents that were included in the calculation of Estimated Closing Cash to pay any Indebtedness of the Group Companies between the Measurement Time and the time immediately prior to the Closing, then Closing Cash and Company Group Indebtedness shall each be calculated as if such action had been taken prior to the Measurement Time.

“Company Group Transaction Expenses” means, as of immediately prior to the Closing (and without duplication of any items included within Company Group Indebtedness or included within the calculation of the Closing Working Capital): (a) all costs, fees and expenses incurred by or on behalf of the Group Companies (or for which any Group Company is otherwise liable) to any Person in connection with, relating to or arising from the sales process, negotiation, execution and delivery of this Agreement, the performance of such Person’s obligations hereunder and the consummation of the transactions contemplated hereby, including any and all legal, accounting, consulting, investment banking, financial advisory, and other out-of-pocket fees and expenses related thereto (and including any such expenses incurred in connection with the solicitation, discussion or negotiation of any transaction similar to the transactions contemplated hereby prior to the date hereof); (b) all amounts payable by any Group Company or any of their Affiliates to any current or former employees, directors, individual independent contractors or other Persons in connection with, or conditioned in whole or in part on, the effectiveness of this Agreement or the consummation of the transactions contemplated hereby, including change of control, sale or retention bonus or commission or other similar payments payable in connection with the Closing; (c) any outstanding bonuses or profit sharing amounts payable to management, employees or consultants of the Company Group; (d) the employer portion of any payroll, withholding, employment, social security, Medicare, workers’ compensation, unemployment compensation or other Taxes related to any payments under clauses (a), (b) or (c) of this definition, (e) fifty percent (50%) of the fees and expenses payable to the Escrow Agent under the Escrow Agreement (subject to the use of the interest accrued on the funds therein to pay such costs as set out herein) (f) fifty percent (50%) of the costs of the D&O Tail Policy, and (g) fifty percent (50%) of the costs, fees and expenses payable to the Disbursing Agent under the Disbursing Agent Agreement; provided that any amounts in clauses (a) through (f) above that have been incurred and paid prior to the Closing Date shall not constitute Company Group Transaction Expenses; provided, further, that if the Company Group uses any Cash and Cash Equivalents that were included in the calculation of Estimated Closing Cash to pay any Company Group Transaction Expenses between the Measurement Time and the time immediately prior to the Closing, then Closing Cash and Company Group Transaction Expenses shall each be calculated as if such action had been taken prior to the Measurement Time.

“Competing Business” means any business or venture that engages in the Business as conducted by the Company Group as of the Closing Date.

“Contract” means any contract, agreement, undertaking, lease, indenture, mortgage, deed of trust, evidence of indebtedness, note, bond, arrangements, understanding, binding commitment, instrument or other legally enforceable promise, in each case, whether oral or in writing.

“Data Protection Requirements” means: (i) the written privacy and data security policies, rules and procedures of the Company Group; (ii) all applicable Privacy and Data Security Laws; (iii) all applicable Laws governing spam, commercial electronic communications, telephone and other telecommunications, or similar subject matter, as applicable; (iv) industry standards applicable to the industry in which the Company Group operates that relate to privacy or data security; and (v) obligations in any Contract with respect to privacy, data security or the Processing of Personal Information or other sensitive or confidential information.

“Data Security Incident” means any confirmed or suspected (i) loss, theft, damage, or unauthorized Processing of Personal Information, or other sensitive or confidential information in the possession, custody or control of the Company Group, (ii) unauthorized or unlawful access to, or use, disclosure or other processing of, Personal Information, Business information or other sensitive or confidential information; or (iii) data security incident requiring notification to any Persons (including pursuant to Laws or Contracts) or regulators.

“Designated Jurisdiction” means any country or territory that is the subject of any Sanctions.

“Disbursing Agent” means Wilmington Trust, N.A.

“Disbursing Agent Agreement” means that certain Disbursing Agent Agreement, dated on the date hereof, by and between the Buyers and the Disbursing Agent.

“Employee” means any officer or employee of the Company Group.

“Encumbrances” means, with respect to any property or asset, mortgages, pledges, liens (statutory or otherwise), charges, claims, security interests, contractual right of set-off, conditional sales, easements, encroachments, or other encumbrances of any nature, any matter capable of registration against title, option, right of first offer or refusal or similar right, restriction on voting (in the case of any voting or equity interest), title defect or transfer restriction, right of pre-emption or privilege or any Contract to create any of the foregoing.

“Environment” means the components of the earth and includes: (a) air, land and water; (b) all layers of the atmosphere; (c) all organic and inorganic matter and living organisms, and (d) the interacting natural systems and structures that include components referred to in clauses (a), (b) and (c).

“Environmental Claim” means any and all complaints, summons, citations, directives, orders, claims, litigation, investigations, notices of violation, judgments, administrative, regulatory or judicial actions, suits, demands or Proceedings, or written notices of noncompliance or violation by any Governmental Authority or other Person alleging potential liability arising out of or resulting from any violation of Environmental Law or the presence or Release of Hazardous Material from or relating to any Leased Facility.

“Environmental Law” means any Law and any permit concerning the protection of human health from exposure to any Hazardous Material or the protection of the Environment, the use, storage, management, treatment, generation, transportation, processing, handling, Release or disposal of any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; and those portions of the Occupational Safety and Health Act, 29 U.S.C. 655 et seq. regulating Hazardous Materials.

“Environmental Liabilities” means any losses, liabilities (including strict liability), obligations, damages, natural resource damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for remedial actions, environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest, in each case incurred or imposed as a result of any violation of Environmental Law, a Release or threatened Release of Hazardous Materials, the presence of Hazardous Materials in violation of Environmental Laws, or any Environmental Claim.

“Environmental Permit” means any permit, approval, identification number, license, registration or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or has ever been under common control or treated as a single employer with the Company Group within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wilmington Trust, N.A.

“Farber APA” means that certain Asset Purchase Agreement, dated February 21, 2023, by and among A. Farber Associates, Farber, Parent, Alan Farber, Gary Lifman, and Allan Nackan.

“Farber IP License” means a Letter Agreement from A. Farber Associates to B. Riley Farber Advisory Inc. dating back to February 21, 2023 in a form acceptable to Buyers, granting a trademark license from A. Farber Associates to Farber and its Subsidiaries, for use of the “Excluded Names” (as such term is defined in the Farber APA), including FARBER, and the registered trademark FARBER (US Trademark 87487763), in connection with Farber’s business, including its corporate restructuring practice, corporate training practice and corporate finance practice.

“Fraud” means an actual and intentional misrepresentation by a Person with respect to the making of the representations and warranties set forth in this Agreement or any Transaction Document that constitutes common law fraud under the Laws of the State of Delaware, provided that, an actual and intentional misrepresentation of the Sellers that constitutes common law fraud under the Laws of the State of Delaware shall be deemed to exist if any of the Knowledge Parties had actual knowledge of the breach of the applicable representation or warranty when such representation or warranty was made. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Generative AI Tools” means generative artificial intelligence technology or similar tools capable of producing various types of content (such as source code, text, images, audio or synthetic data) based on user supplied prompts.

“Governmental Authority” means any nation, state or province, any federal, bilateral or multilateral governmental authority, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing.

“Group Company” means, individually, any member of the Company Group.

“Hazardous Material” means any waste, chemical, material, pollutant or other substance that is listed, defined, designated or classified as hazardous, radioactive, poisonous, carcinogenic, mutagenic, or toxic or a pollutant or a contaminant under any Environmental Law, including petroleum and all derivatives thereof, asbestos or asbestos-containing materials, chlorinated solvents, polychlorinated biphenyls and radioactive materials.

“Indebtedness” means with respect to a Person, without duplication, (a) all obligations of such Person for borrowed money, including obligations owing to such Person’s equityholders or Affiliates, (b) all obligations of such Person evidenced by banker’s acceptances, bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of assets, property, services or equipment (excluding trade payables, accrued expenses and other current accounts payable incurred, in each case, in the Ordinary Course of Business), including all contingent consideration and earnout liabilities with respect to historical acquisitions completed by the Company Group, (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all guarantees by such Person of Indebtedness of others, (f) any obligation of any other Person secured by an Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all lease obligations of such Person required to be capitalized under GAAP (excluding the impact of adopting Accounting Standards Codification Topic 842, Leases), (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, surety bonds, letters of guaranty or similar facilities (to the extent drawn), (i) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (j) all Liabilities of such Person, whether accrued or not accrued, for unpaid Pre-Closing Taxes, (k) any amounts owing to any Seller, their respective Affiliates or any current or former holders of the Purchased Equity or any other capital stock of any Group Company including declared and unpaid dividends or distributions in respect of the capital stock and shareholder loans, (l) any amounts existing on the consolidated balance sheet of the Company Group as unreconciled intercompany liabilities between the Group Companies, solely to the extent owing to a Person other than a Group Company, (m) any accrued interest on any of the foregoing, (n) all obligations of such Person in respect of the deferred revenue and customer advances, prepayment and/or deposits, in connection with the engagements identified on Schedule 1.1(a) (and, for the avoidance of doubt, such Schedule includes illustrative amounts of such obligations as of May 28, 2025, and such amounts shall be recalculated when computing Company Group Indebtedness to be as of immediately prior to the Closing Date), (o) any severance obligations owing to any former Employee that was terminated by any Group Company on or prior to the Closing, and (p) any prepayment or other similar fees, expenses or penalties on or relating to the prepayment, repayment or assumption of any of the foregoing (including any premiums, termination fees, expenses or breakage costs due upon prepayment of or payable in connection with this Agreement or the consummation of the transactions contemplated hereby). Notwithstanding the foregoing, “Indebtedness” expressly excludes: (i) the Company Group Transaction Expenses, and (ii) any such Liabilities and obligations of such Person which are included in the Closing Working Capital calculation as current liabilities.

“Intellectual Property Rights” means any and all rights, anywhere in the world, in: (a) registered and unregistered marks, trademarks, including any associated marks thereto, service marks, trade names, service names, brand names, business names, distinguishing guise, certification marks, trade dress rights and logos, insignia, seals, designs, or symbols, together with the goodwill associated with any of the foregoing, and all applications and registrations therefore including all extensions, modifications and renewals thereof and any rights of priority resulting from the filing of applications for registration under international treaties or otherwise; (b) patents and patent applications, including all divisions, continuations, continuations-in-part, re-examinations, reissues and extensions, and any rights of priority resulting from the filing of patents or application under international treaties or otherwise; (c) registered or unregistered industrial or utility designs, including all divisions, continuations, continuations-in-part, re-examinations, reissues and extensions, and any rights of priority resulting from industrial or utility designs or applications therefor under international treaties or otherwise; (d) registered and unregistered copyrights in both published and unpublished works and all moral rights (and the benefits of waivers thereof), and registrations and applications therefor, and all works of authorship and mask work rights, along with any rights of priority resulting from the filing of applications for registration under international treaties or otherwise; (e) confidential or proprietary information; (f) all Internet domain names and registration rights, uniform resource locators, internet or worldwide web sites or protocol addresses, and all related content, programming and social media accounts, handles and tags; (g) published or unpublished works of authorship, whether copyrightable or not (including software); and (h) Know-How.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means, collectively, all Employees of the Company Group with the title of “Associate Director” or higher.

“Know-How” means trade secrets including details of unpatented technical and other proprietary information including inventions, discoveries, processes and procedures, methods, ideas, concepts, schematics, formulae, recipes, contents of research and development notebooks, specifications, procedures for experiments and tests and results of experimentation and testing; together with all common law or statutory rights protecting the same and any similar or analogous rights to any of the foregoing whether arising or granted under any Laws.

“Knowledge” with respect to the Sellers, means the actual knowledge of Ian Ratner, Perry Mandarino, Gary Lifman, Allan Nackan, Eric Lange, and Todd Beresin after reasonable inquiry. For these purposes, “reasonable inquiry” means (a) review of the sections of this Agreement and corresponding sections of the Disclosure Letter that are relevant to such Person based on his position with the Sellers or Company Group, and (b) inquiry of direct reports of such Person relating to such matter.

“Knowledge Parties” means Ian Ratner, Perry Mandarino, Gary Lifman, Allan Nackan, Eric Lange, and Todd Beresin.

“Law” means any federal, state, provincial or local statute, law, treaty, ordinance, decree, Order, injunction, rule, directive, or regulation of any government or quasi-governmental authority, and rules and regulations of any regulatory or self-regulatory authority.

“Liability” means any obligation or liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or whether or not required to be set forth on the Balance Sheet.

“Lookback Date” means December 31, 2021.

“Loss” or “Losses” means all direct or indirect losses, Liabilities, Taxes, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses incurred in connection therewith (including costs and expenses of Proceedings, and reasonable fees and disbursements of counsel, accountants and other experts).

“Material Adverse Effect” means with respect to the Company Group, any change, effect, event, fact, circumstance or occurrence, individually or in the aggregate, which is or would reasonably be expected to have a materially adverse effect on (a) the Assets, properties, Liabilities, operations or results of operations of the Company Group, or condition (financial or otherwise) of the Company Group, taken as a whole, or (b) on the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis; provided, that for purposes of clause (a) of this definition of “Material Adverse Effect”, none of the following shall constitute a Material Adverse Effect: any fact, event, change, development or effect resulting from, arising out of, or attributable to: (i) any events, circumstances, conditions or changes that generally affect the industry or markets relating to the Company Group; (ii) the announcement or disclosure of the transactions contemplated hereby, or the pendency or consummation of the transactions contemplated hereby; (iii) general economic, business, regulatory, social, labor or political conditions or changes in such conditions; (iv) any military action or any act of war (whether or not declared), sabotage or terrorism (including any escalation of general worsening of such actions of war, terrorism or sabotage); (v) changes (or proposed changes) in Law or the interpretation, enforcement or implementation thereof or changes (or proposed changes) in GAAP or the interpretation thereof; (vi) any actions expressly required to be taken or omitted pursuant to this Agreement; (vii) any flood, earthquake or other natural disaster; (viii) any failure by the Company Group to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying cause of such failure may be considered in determining whether a Material Adverse Effect has occurred); or (ix) events, circumstances, conditions, or changes involving the securities markets, capital markets, currency markets or other financial markets; unless in each of the cases specified in clauses (i), (iii), (iv), (v), (vii) or (ix) above, such change, effect, event, fact, circumstance or occurrence has or would reasonably be expected to have a disproportionate effect on the Company Group relative to other companies in the industry in which the Company Group operates.

“Measurement Time” means 11:59 p.m. Eastern Time on the date prior to the Closing Date.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OHSA” means any occupational health and safety Laws and other similar requirements.

“Open Source Software” means software governed by a license (a) commonly referred to as an open source, free software, copyleft or community source code license, or (b) that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative listed at http://www.opensource.org/licenses, including any version of GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain Licenses, and the like.

“Order” means any decree, decision, directive, ruling, order, judgment, writ, award, injunction, stipulation or consent of (or similar order) or by, or settlement agreement with, a Governmental Authority.

“Ordinary Course of Business” means the manner in which the Company Group operates, consistent with past practice and custom (including in respect of (a) payables, receivables and cash management, (b) preservation of the goodwill and relationships with its customers, Governmental Authorities and others the Company Group has business dealings with and (c) the employment, retention and termination of officers, employees and consultants).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization, (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise), (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement, and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Owned Intellectual Property” means all Intellectual Property Rights owned by the Group Companies, including such Intellectual Property Rights that were created, owned, held or developed, in whole or in part, by or for the Company Group.

“Parent RSUs” means restricted stock units of Parent, granted pursuant to that certain B. Riley Financial, Inc. Amended and Restated 2009 Stock Incentive Plan, or that certain B. Riley Financial, Inc., 2021 Stock Incentive Plan.

“Party” means any of the Sellers, the Parent and/or the Buyers, as applicable, and “Parties” means the Sellers, the Parent and the Buyers, collectively.

“Permitted Encumbrances” means any: (a) mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Encumbrance arising or incurred in the Ordinary Course of Business by operation of Law with respect to a Liability that is not yet due or delinquent; (b) Encumbrance securing Indebtedness to be repaid and released in connection with the Closing; (c) Encumbrance that will be released or otherwise terminated on or before Closing (and, if applicable, removed from any applicable land title records); (d) Encumbrance securing Taxes, assessments and governmental charges not yet delinquent or due and for which appropriate reserves have been established in accordance with GAAP; (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not have a Material Adverse Effect; and (f) restrictions on transfers of securities under applicable state, provincial, and federal securities Laws.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, government or governmental or regulatory body thereof, or political subdivision thereof, whether national, federal, regional, provincial, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator, or other entity.

“Personal Information” means information about an identifiable individual including any information that constitutes “personal information” or any analogous or similar term under Privacy Laws.

“Plasman” means Plasman SC Inc.

“Plasman Release” means that certain Agreement and Mutual Release dated November 7, 2024, by and between Plasman and GlassRatner.

“Pre-Closing Tax Liabilities” means any Liability for Taxes in respect of a Pre-Closing Tax Period, for the avoidance of doubt including Taxes allocated to the Pre-Closing Tax Period portion of a Straddle Period, as provided in Section 5.3(b) and including any income realized and any Taxes payable pursuant to Section 951(a) or Section 951A of the Code or any similar provisions of state, local, or non-U.S. Tax Law (provided that any income Taxes payable of the Group Companies shall be computed in accordance with past practice of the applicable Group Company entity (unless otherwise required by applicable Law), including, for greater certainty, to the extent reflective of past practice and permissible under applicable Law, deducting and/or utilizing any Tax attributes of the Group Companies arising in respect of a Pre-Closing Tax Period, including losses, resource and other pools, capital cost allowance and investment tax and other credits).

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on and including the Closing Date.

“Pre-Closing Taxes” means: (a) any Pre-Closing Tax Liabilities of the Group Companies; (b) any Pre-Closing Tax Liabilities of any member of an affiliated, consolidated, combined or unitary group of which any of the Group Companies is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any corresponding or similar state, local or foreign Law; and (c) any and all Pre-Closing Tax Liabilities of any Person imposed on the Group Companies as a transferee or successor, by Contract or otherwise, which Taxes are imposed as a result of an event or transaction occurring on or prior to the Closing Date.

“Price Adjustment Escrow Account” means the account into which the Price Adjustment Escrow Amount is deposited pursuant to Section 2.3(b)(ii)(A).

“Price Adjustment Escrow Amount” means an amount equal to $2,500,000.

“Privacy and Data Security Laws” means any local, provincial, state, and/or federal Laws relating to or governing privacy, data security, or the Processing of Personal Information privacy or data security Laws.

“Proceeding” means any suit, claim, action, charge, complaint, grievance, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), assessment, reassessment, hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Authority.

“Processing” means any operation or set of operations performed on information (whether in electronic or any other form or medium) including access, acquisition, collection, use, recording, alteration, retention, transfer, disclosure, destruction, disposal or any other processing or handling.

“Real Property Lease” means each lease, sublease or license or other agreement pursuant to which the Leased Facility is leased, subleased, licensed, used or occupied (together with all modifications, amendments, supplements, replacements, restatements, waivers, side letters and guaranties thereof or thereto).

“Related Party” as to any Person, means (a) such Person’s Affiliates, (b) the directors, officers, employees, partners, equityholders and managers of the Person and its Affiliates and (c) any member of the immediate family of a Person listed in clause (a) or (b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration, or disposing of any Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the Environment.

“Remedial Actions” means all actions required under Environmental Law or by a Governmental Authority pursuant to its authority under Environmental Law to: (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, correct or abate (i) Hazardous Materials in the indoor or outdoor environment or (ii) violations of Environmental Law; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre remedial studies and investigations and post remedial operation and maintenance activities; and (d) to address a Release.

“Required Consents” means, collectively, the consents, approvals or waivers under the Contracts specified in Schedule 1.1(c) of the Disclosure Letter.

“Restricted Territory” means the United States and Canada.

“Sanctions” means any sanction or similar restriction or penalty imposed or administered by OFAC, Global Affairs Canada, Public Safety Canada, or any other Governmental Authority that has the authority to impose or administer sanctions with respect to the Group Companies or the Business.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Target Working Capital” means $22,571,289.

“Tax Act” means the Income Tax Act (Canada).

“Tax Return” means any report, return, declaration, claim for refund, information return, statement, designation, election, notice or certificate required to be filed with any Taxing Authority in connection with the determination, estimation, assessment, collection or payment of any Taxes, including any schedule or attachment thereto and including any amendment thereof or any extension of time to file thereof.

“Taxes” means (a) all taxes, levies, charges, fees, duties or other assessments, including income, gross income, capital, capital gains, alternative, corporation, profits, net receipts, gross receipts, gross proceeds, net proceeds, premium or windfall profit, transfer, excise, estimated, goods and services, harmonized sales, commercial rent, real and personal property, unclaimed property, escheat, sales, use, value-added, ad valorem, license, payroll, employment, pay-as-you-earn, severance, occupation, withholding, social security, workers compensation, disability, environmental, stamp duty, branch profits, unemployment, registration, customs and other import or export duties, and franchise or other governmental taxes or charges of any kind whatsoever, imposed by the United States or any Taxing Authority, including any interest, penalty or addition thereto, whether disputed or not, (b) Liability for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto), and (c) Liability for the payment of any amounts of the type described in clause (a) payable by reason of (i) any Contract (including any Tax sharing, Tax indemnity, or Tax allocation agreement) (other than pursuant to any Contract with incidental Tax provisions entered into in the Ordinary Course of Business), (ii) any assumption, (iii) any transferee, successor or similar Liability (including bulk transfer or similar Laws), or (iv) operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)).

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“TorQuest Partners” means TorQuest Partners Management Inc., an Ontario corporation, and its Affiliates.

“Transaction Documents” means any agreement, document, certificate or instrument, other than this Agreement, entered into in connection with the consummation of the transactions contemplated hereby, including the Escrow Agreement, the Transition Services Agreement, the GR Assignment, and the Bill of Sale.

“Transition Services Agreement” means that certain transition services agreement, by and between the Buyers and BR Financial Holdings, LLC, entered into as of the date hereof, attached hereto as Exhibit D.

“Treasury Regulations” means the regulations issued under the Code.

“Unbilled WIP” means all unbilled receivables of the Company Group, calculated in accordance with the Accounting Principles.

“Union” means any trade union, bargaining agent, certified association or other organization.

1.2 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acceptance Notice	2.4(d)
Adjusted Closing Statement	2.4(b)
Annual Financial Statements	3.4
Assets	3.7(e)
Available Policies	5.6
Balance Sheet	3.4
Balance Sheet Date	3.4
Bill of Sale	2.3(b)(i)(O)
Buyer Injured Party	6.4
Buyers	Preamble
CFC	3.16(r)
Claim	7.14
Claim Amount	6.4
Claim Objection Notice	6.4(b)
Claim Response	6.4(b)
Closing Amount	2.2
Closing Date	2.3(a)
Company Securities	3.3(e)
Confidentiality Agreement	5.2
Congress	3.10(a)
Corporate Restructuring Practice	3.9(b)
D&O Party	5.9(a)
D&O Tail Policy	5.9(b)
Data Room	5.10
Disclosure Letter	Article 3
Dispute	5.1
Dispute Resolution Period	2.4(e)
Disputed Amounts	2.4(e)
Escrow Agreement	2.3(b)(ii)(A)
Estimated Closing Cash	2.4(a)
Estimated Closing Statement	2.4(a)
Estimated Closing Working Capital	2.4(a)
Estimated Company Group Indebtedness	2.4(a)
Estimated Company Group Transaction Expenses	2.4(a)
Farber	Recitals
Farber Buyer	Preamble
Farber Seller	Preamble
Farber Shares	Recitals
Final Closing Amount	2.4(g)
Final Closing Amount Excess	2.4(g)(ii)
Final Closing Amount Shortfall	2.4(g)(i)
Final Closing Purchase Price	2.2

Term	Section

Final Closing Statement	2.4(d)
Financial Statements	3.4
GlassRatner	Recitals
GR Assignment	2.3(b)(i)(A)
GR Buyer	Preamble
GR Interests	Recitals
GR Seller	Preamble
Independent Accountant	2.4(e)
Interim Financial Statements	3.4(a)
IT Systems	3.11(f)
Leased Facilities	3.7(b)
Licensed Insolvency Trustees	3.9(b)
LIT Certificate	3.9(c)
Material Contracts	3.8(b)
Name Change Period	5.8(a)
Non-Party Affiliates	7.15
Notice of Claim	6.4
Objection Notice	2.4(d)
Objection Period	2.4(c)
Obligations	7.16
Parent	Preamble
Permits	3.9(a)
PFIC	3.16(r)
Pre-Closing Occurrences	5.6
Purchase Price Allocation Schedule	5.3(d)
Purchased Equity	Recitals
R&W Insurance Policy	6.2
Related Party Transaction	3.19
Released Claims	7.14
Released Parties	7.14
Releasing Parties	7.14
Required Approvals	3.2(d)
Restricted Period	5.7(a)
Restricted Persons	5.7(a)
Restricted Territory	5.7(a)
Seller Indemnifying Party	6.4
Seller Names	5.8(a)
Sellers	Preamble
Significant Customer	3.18
Third Person	6.5
Third Person Claim	6.5
Transfer Taxes	5.3(c)
WARN Act	3.14(e)

Article 2
Sale and Purchase of the Purchased Equity

2.1 Sale and Purchase of the Purchased Equity. Subject to the terms and conditions of this Agreement, at the Closing, (a) the GR Seller shall sell all, but not less than all, of the GR Interests to the GR Buyer, and the GR Buyer shall purchase all, but not less than all, of the GR Interests from the GR Seller, and (b) the Farber Seller shall sell all, but not less than all, of the Farber Shares to the Farber Buyer, and the Farber Buyer shall purchase all, but not less than all, of the Farber Shares from the Farber Seller, in each case free and clear of all Encumbrances other than restrictions on transfers of securities under applicable state and federal securities Laws.

2.2 Closing Consideration. (a)  In consideration for the Purchased Equity, and the restrictions contained in Section 5.7, the Buyers shall, at the Closing, pay or cause to be paid to (or to the direction of) the Sellers an aggregate amount in cash equal to the sum of the following (the “Closing Amount”): (a) $117,800,000.00, plus (b) (i) (A) Estimated Closing Cash, minus (B) Estimated Company Group Indebtedness, minus (C) Estimated Company Group Transaction Expenses, plus (D) the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Working Capital, or minus (E) the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital. The Allocation Schedule sets forth the portion of the Closing Amount, in dollars, to be paid or caused to be paid by each Buyer and to which each Seller is entitled at the Closing in accordance with this Agreement.

For purposes of this Agreement, the Closing Amount, as adjusted pursuant to Section 2.4(g) below, shall be referred to as the “Final Closing Purchase Price”.

2.3 Closing.

(a) The Closing shall take place on the date hereof or such other time on the date hereof as may be agreed by the Parties (the “Closing Date”). At the Closing, documents and signature pages may be exchanged remotely via facsimile or other electronic exchange (with originals to be delivered to the other Parties upon request after the Closing).

(b) At the Closing,

(i) The Sellers shall deliver or cause to be delivered to the Buyers:

(A) an assignment of the GR Interests to the GR Buyer, in form and substance satisfactory to the GR Buyer (the “GR Assignment”), duly executed by the GR Seller;

(B) an affidavit of lost certificate in a form reasonably acceptable to the Farber Buyer sufficient to permit the transfer of the Farber Shares to Buyer;

(C) evidence that all Required Approvals and all Required Consents, each in form and substance reasonably satisfactory to the Buyers, have been received, and that such Required Approvals and Required Consents have not been revoked;

(D) the Escrow Agreement, duly executed by the Sellers;

(E) evidence in form and substance reasonably satisfactory to the Buyers of the release of (x) all obligations of the Group Companies with respect to the Indebtedness identified on Schedule 2.3(b)(i)(E) and (y) all Encumbrances, other than Permitted Encumbrances, of the Group Companies that had been imposed on the Purchased Equity or the Assets;

(F) the Transition Services Agreement, duly executed by the Sellers and BR Financial Holdings, LLC;

(G) a copy of a certificate of good standing (issued by the Secretary of State of Delaware) of GlassRatner, and a copy of a certificate of status (issued by the Ministry of Public and Business Service Delivery and Procurement of Ontario) of Farber, in each case dated within five (5) Business Days of the Closing Date;

(H) a properly completed and duly executed IRS Form W-9 of each of the Sellers (or, if applicable, its regarded owner for U.S. federal income tax purposes); provided, however, that the Buyers shall be permitted to proceed with Closing and withhold applicable Taxes if the Buyers do not receive such forms;

(I) evidence, in form and substance reasonably satisfactory to Buyers, of the payment of all contingent consideration and earnout liabilities with respect to historical acquisitions completed by the Company Group set forth on Schedule 2.3(b)(i)(I);

(J) an omnibus certificate of a duly authorized officer of each of Parent, Farber Seller and GR Seller, certifying that attached thereto are true and complete copies of all resolutions adopted by the GR Seller, Farber Seller, and Parent, and approved by the board of directors or board of managers of each of the GR Seller, Farber Seller, and Parent (as applicable) authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the transfer of the Purchased Equity, as applicable in connection with the transactions contemplated herein), and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(K) a certificate of a duly authorized officer of Farber Seller, certifying that Farber has obtained consent from the Office of the Superintendent of Bankruptcy to the transfer of the LIT Certificate, and that such consent remains in full force and effect, and has not been revoked or otherwise challenged;

(L) written resignations, in form and substance satisfactory to the Buyers, of the officers, directors and managers of the Group Companies set forth on Schedule  2.3(b)(i)(L) of the Disclosure Letter, who will not serve in such capacity following the Closing;

(M) an agreement effecting the assignment of certain rights under the Plasman Release, duly executed by BR Financial Holdings, LLC and GlassRatner, providing, among other things, that the rights of GlassRatner under the Plasman Release that are identified in such agreement are assigned to BR Financial Holdings, LLC;

(N) the Farber IP License, duly executed by Farber and A. Farber Associates;

(O) a bill of sale, in form and substance reasonably satisfactory to the Buyers, duly executed by BR Financial Holdings, LLC, Farber and GlassRatner (the “Bill of Sale”), transferring all furniture, fixtures, office and other equipment, and other tangible personal property that is primarily used by the Group Companies or their Employees in the Business, that is owned by BR Financial Holdings, LLC or any other member of the B. Riley Group, to Farber or GlassRatner (as applicable), excluding computers, technology hardware, servers, printers, telephones and all related equipment;

(P) evidence, in form and substance reasonably satisfactory to Buyers, that the Company Group’s Cash and Cash Equivalents as of the Closing is an amount that is approximately $3,000,000;

(Q) without limitation to the foregoing, all other material documents or instruments as the Buyers have reasonably requested and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(ii) the Buyers shall deliver or cause to be delivered:

(A) to the Disbursing Agent, for further payment to the Escrow Agent, by wire transfer of immediately available funds, the Price Adjustment Escrow Amount deposited into the Price Adjustment Escrow Account to be held and administered in accordance with the terms of the escrow agreement (the “Escrow Agreement”) among the Escrow Agent, the GR Buyer and the Sellers entered into and effective as of the Closing Date;

(B) to the Disbursing Agent, for further payment to the holders of Company Group Indebtedness to be paid at Closing, by wire transfer of immediately available funds, the amounts to be paid in respect of Company Group Indebtedness on behalf of the Sellers, in accordance with such wire transfer instructions as shall be provided by the Sellers in the Payoff Letters at least three (3) Business Days prior to the Closing;

(C) to the Disbursing Agent, for further payment to the applicable payees, by wire transfer of immediately available funds, the applicable portion of Estimated Company Group Transaction Expenses to be paid on behalf of the Group Companies, in accordance with such wire transfer instructions as shall be provided by the Sellers to Buyers at least three (3) Business Days prior to the Closing;

(D) to the Disbursing Agent, for further payment to the Sellers, by wire transfer of immediately available funds, an amount in cash equal to the Closing Amount, less the Price Adjustment Escrow Amount in accordance with such wire transfer instructions as shall be provided by the Sellers in writing at least three (3) Business Days prior to the Closing;

(E) to the GR Seller, the GR Assignment, duly executed by the GR Buyer;

(F) to the Sellers, the Transition Services Agreement, duly executed by the Buyers;

(G) to the Sellers and the Escrow Agent, the Escrow Agreement, duly executed by the GR Buyer and the Escrow Agent;

(H) to the Sellers, a copy of a certificate of good standing of the Buyers issued by the Secretary of the State of Delaware dated within five (5) Business Days of the Closing Date;

(I) to the Sellers, a certificate of a duly authorized officer of each of the Buyers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or other similar governing body) of the Buyers authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby

(J) to the Sellers, the Disbursing Agent Agreement, duly executed by the Buyers and the Disbursing Agent; and

(K) without limitation to the foregoing, all other material documents or instruments as the Sellers have reasonably requested and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(c) The Allocation Schedule sets forth the portion of (i) the Price Adjustment Escrow Amount, (ii) the Company Group Indebtedness, (iii) the Estimated Company Group Transaction Expenses, and (iv) the Closing Amount, to be paid by each Buyer in connection with the Closing.

2.4 Purchase Price Adjustment.

(a) Closing Adjustment. Attached hereto as Exhibit E is a statement (the “Estimated Closing Statement”), consisting of (i) an estimated unaudited balance sheet of the Company Group as of the Measurement Time, prepared in accordance with the Accounting Principles, (ii) the estimated Closing Working Capital, the estimated Closing Cash, the estimated Company Group Indebtedness and the estimated Company Group Transaction Expenses (the “Estimated Closing Working Capital”, the “Estimated Closing Cash”, the “Estimated Company Group Indebtedness” and the “Estimated Company Group Transaction Expenses”, respectively), and (iii) a good faith calculation of the Closing Amount calculated pursuant to Section 2.2. For the avoidance of doubt, no items shall be included in more than one of Estimated Closing Working Capital, Estimated Company Group Indebtedness, and Estimated Company Group Transaction Expenses.

(b) Post-Closing Adjustment. Not later than one hundred and eighty (180) days after the Closing Date (unless otherwise agreed between the Buyers and the Sellers in writing), the Buyers shall prepare and deliver, or shall cause to be prepared and delivered, to the Sellers a statement (the “Adjusted Closing Statement”), consisting of (A) an unaudited balance sheet of the Company Group as of the Measurement Time, prepared in accordance with the Accounting Principles, (B) a calculation in reasonable detail of Closing Working Capital, Closing Cash, Company Group Indebtedness and Company Group Transaction Expenses, calculated in accordance with the Accounting Principles, together with reasonably detailed documentation evidencing the calculation thereof and (C) a calculation of the amount, if any, payable pursuant to Section 2.4(g).

(c) Evaluation Period. For a period of sixty (60) days after the date upon which the Buyers deliver, or causes to be delivered, to the Sellers the Adjusted Closing Statement (such period, the “Objection Period”), the Sellers shall have an opportunity to review such statement for the purpose of determining whether the Sellers agrees or disagrees with the computation of Closing Working Capital, Closing Cash, Company Group Indebtedness and Company Group Transaction Expenses set forth therein. During this period, the Sellers shall be given reasonable access during normal business hours to the relevant books and records of the Company Group, the relevant personnel of, and the work papers prepared by, the Buyers and/or its representatives to the extent that they relate to the preparation of the Adjusted Closing Statement, and to such historical financial information (to the extent in the Buyers’ possession) relating to the Adjusted Closing Statement as the Sellers may reasonably request for the purpose of reviewing the Buyers’ calculation of Closing Working Capital, Closing Cash, Company Group Indebtedness and Company Group Transaction Expenses; provided that any such access would not reasonably be expected to be unduly burdensome on the Buyers or materially interfere with Buyers’ normal business operations.

(d) Acceptance or Objection. On or before the last day of the Objection Period, the Sellers shall deliver, or cause to be delivered, to the Buyers a written notice either (i) accepting the Buyers’ computation of Closing Working Capital, Closing Cash, Company Group Indebtedness and Company Group Transaction Expenses (such notice, an “Acceptance Notice”) or (ii) objecting to the Buyers’ computation of Closing Working Capital, Closing Cash, Company Group Indebtedness and/or Company Group Transaction Expenses (such notice, an “Objection Notice”). Any such Objection Notice shall include a written statement setting forth Sellers’ objections in reasonable detail. In the event the Sellers deliver an Acceptance Notice or fails to deliver an Objection Notice within the Objection Period, the Adjusted Closing Statement and the computation of Closing Working Capital, Closing Cash, Company Group Indebtedness and Company Group Transaction Expenses set forth therein shall be deemed final and binding on the Parties for all purposes under this Agreement, including the Parties’ computation of the Final Closing Purchase Price, absent manifest error. Similarly, matters included in the Buyers’ calculations of Closing Working Capital, Closing Cash, Company Group Indebtedness and Company Group Transaction Expenses to which the Sellers does not timely object shall be deemed accepted by the Sellers as final and binding and shall not be subject to further dispute or review, absent manifest error. For purposes of this Agreement, the final and binding calculation of Closing Working Capital, Closing Cash, Company Group Indebtedness and Company Group Transaction Expenses, whether accepted or determined without timely objection pursuant to this Section 2.4(d) or whether resolved by the dispute resolution procedures set forth in Sections 2.4(e) or 2.4(f) below, shall be referred to as the “Final Closing Statement”.

(e) Dispute Resolution. In the event the Sellers timely deliver to the Buyers an Objection Notice as provided in clause (d) above, the Parties shall meet and confer for a period not to exceed fifteen (15) Business Days thereafter (or such other date as the Parties may agree in writing) (such period, the “Dispute Resolution Period”) in a good faith effort to negotiate a mutually acceptable resolution of the matters properly in dispute. If despite their good faith efforts, the Parties are unable to resolve all such disputes by mutual agreement prior to the end of the Dispute Resolution Period, then within fifteen (15) days after the end of such Dispute Resolution Period the Sellers and the Buyers shall engage CohnReznick LLP, or such other nationally recognized independent accounting firm mutually agreed upon by the Parties in writing (the “Independent Accountant”), to resolve any items and amounts remaining in dispute (together such items and amounts, the “Disputed Amounts”) in accordance with clause (f) below.

(f) Determination by Independent Accountant. As promptly as practicable after engagement of the Independent Accountant, and in any event not later than twenty (20) days thereafter, the Sellers, on the one hand and the Buyers, on the other hand, shall each prepare and submit to the Independent Accountant a written presentation detailing their respective positions with respect to, and the proposed resolution of, the Disputed Amounts. As soon as practicable thereafter, and in any event no later than twenty (20) days after delivery of such presentations (or such other time as the Parties may agree in writing), the Independent Accountant, acting as an expert and not as an arbiter, shall render a decision in writing resolving the Disputed Amounts, in accordance with the applicable terms hereof. The Independent Accountant shall be instructed to review only the written presentations of the Buyers and the Sellers submitted to the Independent Accountant pursuant to this clause (f) and shall have the power to consider only the Disputed Amounts and shall be further instructed that it may not resolve any amounts in dispute such that the resolution is greater than the greatest amount proposed by the Parties or less than the least amount proposed by the Parties in the Adjusted Closing Statement or the Objection Notice, respectively. The fees and expenses charged by the Independent Accountant shall be shared by the Buyers, on the one hand, and the Sellers, on the other hand, in proportion to the aggregate amount of the objections resolved in favor of the Buyers compared to the aggregate amount of the objections resolved in favor of the Sellers. All determinations made by the Independent Accountant hereunder shall be final, conclusive and binding upon the Parties, absent manifest error, and the Independent Accountant’s determination of Closing Working Capital, Closing Cash, Company Group Indebtedness and Company Group Transaction Expenses shall constitute the final Closing Working Capital, Closing Cash, Company Group Indebtedness and Company Group Transaction Expenses for all purposes under this Agreement.

(g) Adjustment. If the Final Closing Statement differs from the Estimated Closing Statement, the Closing Amount will be recalculated using such final figures in lieu of such estimated figures (such recalculated amount the “Final Closing Amount”) and:

(i) if the Final Closing Amount has a lesser value than the Closing Amount (any such difference, the “Final Closing Amount Shortfall”), then the Sellers and the Buyers shall promptly deliver a joint written instruction instructing the Escrow Agent to, not later than five (5) Business Days after the date upon which such determination shall have become final, (A) pay to the Buyers an amount in cash equal to the Final Closing Amount Shortfall, by wire transfer of immediately available funds from the Price Adjustment Escrow Account and (B) pay to the Sellers an amount in cash equal to the remaining balance of the Price Adjustment Escrow Account, if any, after the payment of the Final Closing Amount Shortfall, by wire transfer of immediately available funds from the Price Adjustment Escrow Account (in the proportion set forth on the Allocation Schedule). To the extent that the Buyers are not able to fully recover the Final Closing Amount Shortfall from the Price Adjustment Escrow Account, no further payment shall be required hereunder in respect of such shortfall, and the Buyers hereby waive any right to such shortfall, except to the extent that failure to satisfy the obligations on Schedule 1.1(b) from cash or cash equivalents of Parent or its Affiliates, excluding for greater clarity, cash or cash equivalents of the Acquired Companies, cause the Closing Amount Shortfall to exceed the balance of the Price Adjustment Escrow Account (the amount by which the balance of the Price Adjustment Escrow Account is so exceeded, the “Schedule 1.1(b) Amount”) in which case the foregoing waiver shall not apply and Buyers shall have full recourse to Sellers for the Schedule 1.1(b) Amount.

(ii) if the Final Closing Amount has a greater value than the Closing Amount (any such difference, the “Final Closing Amount Excess”), then (A) the Buyers shall pay or cause to be paid to the Sellers (in the proportion set forth on the Allocation Schedule), not later than five (5) Business Days after the date upon which such determination shall have become final, an amount in cash equal to the Final Closing Amount Excess by wire transfer of immediately available funds, to an account or accounts designated in writing by the Sellers, provided that the aggregate amount to be paid by the Buyers in accordance with this Section 2.4(g)(ii) shall not exceed an amount equal to the Price Adjustment Escrow Amount, and (B) the Sellers and the Buyers shall promptly deliver a joint written instruction instructing the Escrow Agent to pay to the Sellers (in the proportion set forth on the Allocation Schedule), not later than five (5) Business Days after the date of such instruction, the entire balance of the Price Adjustment Escrow Account by wire transfer of immediately available funds.

(iii) if the Final Closing Amount equals the Closing Amount, then the Sellers and the Buyers shall promptly deliver a joint written instruction instructing the Escrow Agent to pay to the Sellers (in the proportion set forth on the Allocation Schedule) an amount in cash equal to the balance of the Price Adjustment Escrow Account by wire transfer of immediately available funds, in each case, not later than five (5) Business Days after the date of such instruction.

2.5 Disbursing Agent. The Buyers have engaged the Disbursing Agent to distribute the Closing Amount payable to the Sellers hereunder in accordance with the Allocation Schedule and the Disbursing Agent Agreement. Fifty percent (50%) of the costs, fees and expenses of the Disbursing Agent shall be borne by the Buyers, and fifty percent (50%) of the costs, fees and expenses of the Disbursing Agent shall be borne by the Sellers. Sellers acknowledge and agree that, in order to receive their respective portion of the Purchase Price, such Seller has delivered to the Buyers such documentation as has been reasonably requested by the Disbursing Agent, in the time periods specified by the Disbursing Agent. Each Seller acknowledges and agrees that payment of such Seller’s portion of the Closing Amount hereunder will not be rendered to such Seller until such Seller provides the documentation and other information required by the Disbursing Agent.

2.6 Withholding. Notwithstanding anything herein to the contrary, the Buyers shall have the right to deduct and withhold from or in respect of any payment required to be made pursuant to this Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. To the extent amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Buyer shall use commercially reasonable efforts to notify Sellers of such withholding (other than withholding relating to compensatory payments or resulting from a failure to provide the form required under Section 2.3(b)(i)(H)).

Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND PARENT

The Sellers, jointly and severally, and, solely for the purposes of Section 3.2, Parent, hereby make the following representations and warranties to the Buyers as of the date hereof (or, if made on and as of a specific date, at and as of such date), subject to such qualifications and exceptions as are disclosed in the Disclosure Schedules attached hereto as Exhibit F (the “Disclosure Letter”). Capitalized terms used in the Disclosure Letter and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

3.1 Status.

(a) Each Group Company is duly registered, licensed, qualified and authorized to carry on its business in, and is in good standing in, each of the jurisdictions in which the nature of such Group Company’s business or the properties owned, leased or operated by it makes such qualification necessary. The Sellers have delivered to the Buyers complete copies of the Organizational Documents of the Group Companies as currently in effect, and none of the Acquired Companies are in violation of any provisions thereof.

(b) Each Group Company is a corporation or limited liability company, as applicable, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has full organizational power and authority required to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Group Company is duly qualified or registered as a foreign entity to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, which jurisdictions are set forth on Schedule 3.1(b) of the Disclosure Letter, except where the failure to be so qualified would not be material to the Group Companies, taken as a whole. Each Group Company has the full power and authority required to execute and deliver the Transaction Documents to which such Group Company is a party and to consummate the transactions contemplated thereby.

3.2 Authorization; Valid and Enforceable Agreement.

(a) Each Seller and Parent is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. Each Seller and Parent has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance by each Seller and Parent of this Agreement, and the execution, delivery and performance by each Seller, Parent or any other member of the B. Riley Group (as applicable) of the Transaction Documents to which such Seller, Parent, or any other member of the B. Riley Group is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or individual action on behalf of such Seller, Parent or other member of the B. Riley Group, as applicable.

(c) This Agreement has been duly executed and delivered by each Seller and Parent, and (assuming the due authorization, execution and delivery by the Buyers) this Agreement constitutes, when so executed and delivered, the legal, valid and binding obligation of each Seller and Parent enforceable against each of the Sellers and Parent in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting the rights and remedies of creditors generally with respect to third parties.

(d) Except as set forth on Section 3.2(d) of the Disclosure Letter, the execution, delivery and performance by the Sellers, Parent and the Acquired Companies of this Agreement and the execution, delivery and performance by each Seller, Parent, the Group Companies or any other member of the B. Riley Group (as applicable) of the Transaction Documents to which the Sellers, Parent, the Group Companies or any other member of the B. Riley Group (as applicable) are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, require the consent, notice or other action by any Person under, result in a violation or breach of (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, cancellation, acceleration, modification or vesting (whether after the giving of notice or the lapse of time or both), or result in the creation of any Encumbrance upon the Purchased Equity or any of the Assets under (i) any Law applicable to the Sellers, Parent, the Group Companies, any other member of the B. Riley Group or any of their respective Affiliates, (ii) the constating documents or other Organizational Documents of the Sellers, Parent, the Group Companies or any other member of the B. Riley Group (as applicable), or (iii) any Contract or other agreement or instrument to which any of the Group Companies or any of their Affiliates is a party or by which the Sellers, Parent, the Group Companies, or any other member of the B. Riley Group (as applicable) or any of their respective Affiliates or any of their respective properties or assets may be bound or affected. No consent of the stockholders of Parent is required in connection with the execution, delivery and performance by the Sellers, Parent, and the Acquired Companies of this Agreement and the execution, delivery and performance by each Seller, Parent, the Group Companies or any other member of the B. Riley Group (as applicable) of the Transactions Documents to which the Sellers, Parent the Group Companies or any other member of the B. Riley Group (as applicable) are a party, and the consummation of the transactions contemplated hereby and thereby.

(e) Except as set forth on Schedule 3.2(e) of the Disclosure Letter (the “Required Approvals”), no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Sellers or Parent, or the consummation of the transactions contemplated hereby.

3.3 Capitalization; Title to Interests; Subsidiaries.

(a) The GR Interests are not represented by any classes of units, and GlassRatner is authorized to issue unlimited limited liability company interests, of which only the GR Interests are issued and outstanding. The GR Interests have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with applicable Laws.

(b) The authorized capital stock of Farber consists of an unlimited number of shares of common stock, no par value, of which only the Farber Shares are issued and outstanding. The Farber Shares have been duly authorized, validly issued by Farber in compliance with applicable Laws and are fully paid and nonassessable.

(c) The Sellers own all of the issued and outstanding shares of Farber and limited liability company interests of GlassRatner beneficially and of record, in the amounts set forth on Schedule 3.3(c) of the Disclosure Letter, free and clear of any Encumbrance other than restrictions on transfers of securities under applicable provincial, state and federal securities Laws. The Sellers have full right, power, authority and capacity to exchange, assign, transfer and deliver the Purchased Equity to be transferred to the Buyers by the Sellers pursuant to this Agreement and set forth opposite each Seller’s name on Schedule 3.3(c) of the Disclosure Letter, free and clear of all Encumbrances, other than restrictions on transfers of securities under applicable provincial, state and federal securities Laws. Upon delivery of and payment for the Purchased Equity at the Closing, the Buyers will acquire good and valid title to all of the Purchased Equity, free and clear of any Encumbrance, other than restrictions on transfers of securities under applicable provincial, state and federal securities Laws, and such Purchased Equity will constitute (i) 100% of the total issued and outstanding limited liability company interests of GlassRatner and (ii) 100% of the total issued and outstanding capital stock of Farber.

(d) Schedule 3.3(d) of the Disclosure Letter accurately sets forth a complete list of the name and jurisdiction of incorporation or formation of each of the holders of issued and outstanding membership interests, shares of capital stock, nominal share capital or other equity securities of each of the Group Companies and the membership interests, shares of capital stock or other equity securities held thereby. Except as set forth in Schedule 3.3(d) of the Disclosure Letter, each Subsidiary of the Acquired Companies is directly or indirectly wholly owned by the applicable Acquired Company (or Subsidiary thereof), free and clear of all Encumbrances, except (i) for Encumbrances securing the Indebtedness described in the Payoff Letters to be released at the Closing and (ii) for transfer restrictions imposed by any federal, provincial, or state securities laws or any Organizational Documents. The issued and outstanding membership interests, shares of capital stock, nominal share capital or other equity securities of each Group Company have been duly authorized and validly issued, and to the extent applicable, are fully paid and non-assessable. Except as set forth in Schedule 3.3(d) of the Disclosure Letter, the Acquired Companies do not have any Subsidiaries and do not, directly or indirectly, own or hold, any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person.

(e) Other than as set forth on Schedule 3.3(d) of the Disclosure Letter, there are no outstanding or authorized (i) limited liability company interests, shares of capital stock, or other voting or equity interests in, the Group Companies, (ii) securities of the Group Companies convertible into or exercisable or exchangeable for limited liability company interests, shares of capital stock or other voting or equity interests in the Group Companies, (iii) compensatory equity or equity-linked awards of any form, including, without limitation, options, restricted securities, restricted stock units, equity appreciation rights, phantom equity, profits interests, warrants or other rights or agreements, commitments or understandings of any kind to acquire from any Group Company, or other obligation of the Sellers or any Group Company to issue, transfer or sell, or that are valued by reference, in whole or in part, to, any limited liability company interests, shares of capital stock, or other voting or equity interests in, any Group Company or securities convertible into or exercisable or exchangeable for limited liability company interests, shares of capital stock, or other voting or equity interests in, any Group Company, (iv) voting trusts, proxies or other similar agreements or understandings to which the Sellers or any Group Company are a party or by which the Sellers or any Group Company are bound with respect to the voting of any limited liability company interests, shares of capital stock, or other voting or equity interests in, any Group Company or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any limited liability company interests, shares of capital stock, or other voting or equity interests in, any Group Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any Group Company to repurchase, redeem or otherwise acquire any Company Securities.

3.4 Financial Statements; Undisclosed Liabilities.

(a) The Sellers have delivered to the Buyers (i) unaudited consolidated income statements of the Company Group as at and for the period ended December 31, 2024 (the “Balance Sheet Date” and the balance sheet contained therein, the “Balance Sheet”) (collectively, the “Annual Financial Statements”) and unaudited consolidated income statements of the Company Group as at March 31, 2025 (collectively, the “Interim Financial Statements” and together with the Annual Financial Statements, collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been derived from the books and records of the Company Group and prepared in accordance with GAAP consistently applied except as disclosed in the notes thereto and fairly present, in all material respects, the financial position, results of the operations and cash flows of the Company Group at their respective dates, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b) No Group Company has any Liabilities except (i) as and to the extent disclosed or reserved against on the Balance Sheet, (ii) unpaid Company Group Transaction Expenses, and (iii) for Liabilities that (A) were incurred after the Balance Sheet Date in the Ordinary Course of Business and individually and in the aggregate are not material to the Company Group, or (B) are permitted or incurred pursuant to the express terms of this Agreement.

(c) The Group Companies and their Affiliates have established and adhered to a system of internal accounting controls that provide reasonable assurances regarding the reliability of financial reporting in all material respects. Since the Lookback Date, there has been no (i) material deficiency or material weakness in the system of internal accounting controls used by the Company Group and their Affiliates, (ii) fraud by any employee of the Company Group and their Affiliates in relation to the preparation of the Financial Statements, (iii) material wrongdoing that involves any employee of the Company Group and their Affiliates who has or had a role in the preparation of the Financial Statements or the internal accounting controls used by the Company Group or (iv) written claim or allegation regarding any of the foregoing.

(d) All accounts receivable and Unbilled WIP of the Company Group (i) represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business as of the Closing Date, (ii) are properly reflected in the books and records of the Company Group and on the Balance Sheet in accordance with GAAP, consistently applied, (iii) to the Sellers’ Knowledge, are fully collectible in the aggregate amount thereof, other than as reflected on the Balance Sheet and any discounts given in the Ordinary Course of Business which are not material to the Company Group, and (iv) are not subject to any counterclaim, or a claim for a chargeback, deduction, credit, set-off or other offset, other than as reflected on the Balance Sheet (other than non-material discounts issued in the Ordinary Course of Business). No Person has any Encumbrance on any accounts receivable of the Company Group or any part thereof, and no agreement for deduction, free services, discount or other deferred revenue, or any other practice with the intent of increasing the levels of accounts receivable or decreasing the levels of accounts payable, has been made by the Company Group other than in the Ordinary Course of Business. The reserves against the Company Group’s accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied. During the last ninety (90) days, the Company Group’s collections efforts with respect to all notes and accounts receivable of the Company Group have been consistent with historical efforts, and there has been no acceleration of accounts receivable or any similar actions. For each customer engagement under a Contract applicable to any Group Company that is a fixed or capped fee engagement, the proportion of the fees received by such Group Company with respect to services already performed in respect to such engagement represents, in all material respects, an allocation of the overall fees for such engagements that corresponds to the proportion of the costs incurred by such Group Company to date with respect to the services already performed.

(e) Schedule 3.4(e) of the Disclosure Letter sets forth a true and complete list of deferred revenue for each Contract as of the Closing.

3.5 Absence of Certain Developments. Since the Balance Sheet Date, the Group Companies have, in each case, in all material respects (i) conducted the business and affairs of the Company Group in the Ordinary Course of Business, (ii) preserved their present business organization and goodwill and (iii) preserved existing relationships with Persons having material business dealings with them (including Key Employees, directors, vendors, suppliers, customers, and Governmental Authorities), and except as expressly contemplated by this Agreement or as set forth on Schedule 3.5 of the Disclosure Letter, there has not been:

(a) any event, occurrence, or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any declaration or payment of any dividend or other distribution with respect to any Company Securities, or redemption or other acquisition by any Group Company of any Company Securities;

(c) any amendment or modification of the Organizational Documents of any Group Company or the terms of any Company Securities;

(d) any incurrence of Indebtedness by any Group Company;

(e) any creation or other incurrence by any Group Company of any Encumbrance on any of the material Assets or Intellectual Property Rights of any Group Company other than Permitted Encumbrances;

(f) any adoption of a plan or agreement of liquidation, dissolution, merger (other than pursuant to this Agreement), consolidation, restructuring, recapitalization or other material reorganization of any Group Company;

(g) any loan, advance or capital contribution to or investment in any Person by any Group Company;

(h) any sale, transfer, lease or other disposition of any of the material Assets or Intellectual Property Rights of the Company Group;

(i) any acquisition by merger, consolidation, amalgamation or the purchase of all or substantially all of the equity interests in or assets of, (i) any Person or any business of any Person or division thereof (other than from another Group Company) or (ii) any Assets or Intellectual Property Rights that would be material assets of the Group Companies;

(j) any damage, destruction, or loss affecting the Company Group, whether or not covered by insurance, with a book value in excess of $50,000 in the aggregate;

(k) any cancellation of any indebtedness for borrowed money or claim owed to the Company Group or waiver of any claims or rights of substantial value to the Company Group, except for such cancellations or waivers as are given in the Ordinary Course of Business or which individually or in combination with related claims or rights do not exceed $50,000;

(l) any amendment, termination, renewal, or grant of release of any material right under any Material Contract;

(m) any change in any method of accounting or accounting principles or practice by the Company Group;

(n) any grant, amendment or termination of any severance or termination pay to any current or former Employee, or any establishment, adoption or amendment, or increase in the amount payable under, or acceleration of the timing of vesting, funding or payment of any compensation or benefit for any current or former director, Employee, individual independent contractor or other service providers of any Group Company (including, without limitation, under any Collective Agreement or Company Benefit Plan);

(o) capital expenditures, or commitments for capital expenditures, in an amount in excess of $50,000 in the aggregate;

(p) any failure to make scheduled capital expenditures in the Ordinary Course of Business consistent with past practice;

(q) any Tax election made, changed or revoked, any Tax accounting period changed or method of Tax accounting adopted or changed, or any Tax Return filed except as in accordance with past practice; any amended Tax Returns or claims for Tax refunds filed; any failure to timely file any Tax Return or timely pay any Tax Liability; any extension or waiver of the limitation period applicable to any Tax claim or assessment requested or consented to; any power of attorney with respect to any Tax matter granted to any Person; any closing agreement relating to any Tax entered into; any ruling or similar guidance from any Taxing Authority requested; any proposed or asserted Tax adjustments or assessments; any Tax claim, audit or assessment settled or compromised; or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered;

(r) any discount activity, special allowance, deferral of payment or any other consideration to given to customers or suppliers, other than in the Ordinary Course of Business;

(s) any failure to pay or satisfy when due any material Liability of the Company Group;

(t) any commencement or settlement of any litigation or Proceeding relating to any Group Company other than in the Ordinary Course of Business;

(u) any adverse change in employee relations which has or is reasonably likely to have a material adverse effect on the productivity, the financial condition, results of operations of the Company Group or the relationships between the employees of any Group Company and the management of the Company Group;

(v) any increase in the annual level of compensation of any director, Employee, or individual independent contractor or other service provider of any Group Company with a gross annual base salary of $100,000 per year or more, other than cost of living increases in the Ordinary Course of Business;

(w) any entry into any Related Party Transactions; or

(x) any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.6 Litigation. Since the Lookback Date, except as set forth on Schedule 3.6 of the Disclosure Letter, there have been no (a) Proceedings pending, or, to the Knowledge of the Sellers, threatened or anticipated, against or affecting (i) any Group Company by or before any Governmental Authority or any arbitrator (other than workers’ compensation claims occurring in the Ordinary Course of Business) or (ii) any officers, directors or managers of any Group Company that are related to the operations of such Group Company, (b) investigations by any Governmental Authority that are pending or, to the Knowledge of the Sellers, threatened against or affecting any Group Company, or (c) settlement agreements or similar written agreements with any Governmental Authority or outstanding Orders issued by any Governmental Authority against or affecting any Group Company. None of the matters set forth on Schedule 3.6 of the Disclosure Letter, individually or in the aggregate, would reasonably be expected to be material to the Group Companies taken as a whole, or prevent, materially delay or impair the ability of the Sellers to timely consummate the transactions contemplated hereby, if resolved in a manner adverse to the Company Group. No Group Company is in default in respect of any Order issued by a Governmental Authority against or affecting any Group Company.

3.7 Real Property; Assets.

(a) No Group Company owns (and no Group Company has owned) any real property.

(b) Schedule 3.7(b) of the Disclosure Letter sets forth a list of (i) each Real Property Lease, (ii) the street address of each parcel of real property leased, subleased, licensed or otherwise occupied in connection with the Business or held by any of the Group Companies (the “Leased Facilities”), (iii) landlord, sublandlord or licensor (as applicable), the rental amount currently being paid, and the expiration of each Real Property Lease; and (iv) the current use of such Leased Facilities. One of the Group Companies holds a valid leasehold interest under each of the Real Property Leases, and such Group Company’s ownership in and to such leasehold interests in each of the Leased Facilities is free and clear of Encumbrances, except for Permitted Encumbrances. No Group Company owns, holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Leased Facility or any interest therein.

(c) Except for the Leased Facilities and as set forth on Schedule 3.7(c) of the Disclosure Letter, neither the Company Group nor any other Person owns any real property used or held for use in connection with the operation of the Business. The Leased Facilities comprise all of the material real property used in the Ordinary Course of Business and no other real property is reasonably required to operate in the Ordinary Course of Business or as is anticipated to be operated pursuant to the terms hereof as of the Closing Date.

(d) With respect to each of the Real Property Leases, (i) the applicable Group Company’s possession and quiet enjoyment of the Leased Facilities under such Real Property Lease has not been disturbed in any material respect, and there are no disputes with respect to such Real Property Lease, (ii) no Group Company owes any brokerage commissions or finder’s fees with respect to such Real Property Lease as a result of any agreements or arrangements made prior to the Closing, (iii) each Real Property Lease is in full force and effect and is valid and enforceable by a Group Company in accordance with its terms, (iv) no Group Company has given or received any written notice alleging a breach of such Real Property Lease, (v) except as set forth on Schedule 3.7(d) of the Disclosure Letter, no Group Company currently subleases or has assigned any portion of the Leased Facilities, (vi) no Group Company has received any written or, to the Sellers’ Knowledge, oral notice from any Governmental Authority claiming that such entity is currently violating any material building or zoning Laws or requesting or requiring the performance of any repairs, alterations or other work in order to so comply, and (vii) to the Knowledge of the Sellers, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material breach by a Group Company thereunder or the applicable landlord.

(e) Except as set forth on Schedule 3.7(e) of the Disclosure Letter, the Company Group has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable Contract, all of the tangible personal assets that are used or held for use in connection with the Business or are reflected on the Financial Statements or were acquired after the Balance Sheet Date (collectively, the “Assets”), in each case free and clear of any Encumbrance other than Permitted Encumbrances.

(f) The Leased Facilities (including all buildings and structures with respect thereto) and the Assets are in working order and an operating condition consistent with historical practice and the operations of the Company Group, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and none of the Leased Facilities nor the Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are consistent with historical practice. To the Knowledge of the Sellers, (i) there is no existing defect or condition affecting the Leased Facilities or the Assets, when taken as a whole, that is impairing, or would reasonably be expected to impair, the current use of either the Leased Facilities or the Assets in connection with the Business and/or the Company Group and (ii) there are no facts or conditions affecting any Assets which would reasonably be expected, individually or in the aggregate, to interfere with the current use, occupancy or operation of such Assets.

(g) With respect to each Leased Facility, no Group Company has received written notice of any violation of any applicable Laws or Orders affecting any portion of any such property or any operations based at any such property and to the Knowledge of the Sellers there are no facts or conditions which would constitute such violation.

(h) Except as set forth on Schedule 3.7(h) of the Disclosure Letter, the Assets constitute all of the tangible personal assets necessary for the conduct of the Business during the past 12 months and as currently conducted. No other Person has any right or interest in the Assets.

3.8 Contracts.

(a) Schedule 3.8(a) of the Disclosure Letter sets forth all of the following Contracts to which the Group Companies are party, by which any of its Assets are bound or to which any employee of the Company Group is a party in their individual capacity with regard to the business of the Company Group:

(i) any Contract with a Significant Customer;

(ii) any Contract with respect to which the Company Group is performing or has performed services during the twelve (12)-month period immediately preceding December 31, 2024 and for which the Company Group has billed in excess of $300,000 from such customer during the twelve (12)-month period;

(iii) any single Contract providing for an expenditure by the Company Group in an amount in excess of $250,000;

(iv) any Contract relating to Indebtedness or which creates any Encumbrance on any Asset to secure Indebtedness;

(v) any Contract or series of related Contracts, including any option agreement, relating to the acquisition or disposition of any business, material asset or material real property from any Person (whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into since the Lookback Date or (B) under which any Group Company currently has outstanding payment obligations;

(vi) any Contract that (A) limits or purports to limit the freedom of the Company Group, its Affiliates, or their respective businesses, to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Buyers, their Affiliates or their respective businesses after Closing, (B) grants the other party or any third Person “most favored nation” status or any type of special discount rights, or (C) contains exclusivity obligations or restrictions binding on the Company Group or its Affiliates or that would be binding on the Buyers, their Affiliates or the Company Group after Closing;

(vii) any Contract (including any “take-or-pay” or keepwell Contract) under which (A) any Person has directly or indirectly guaranteed any Liabilities of the Company Group or (B) the Company Group has directly or indirectly guaranteed Liabilities of any other Person;

(viii) any Collective Agreement to which a Group Company or any of its Affiliates is party or by which any of them are bound;

(ix) any Company Benefit Plan providing for (A) any severance, termination, transition or similar payments or benefits or (B) any payment or benefit that would be treated as a Company Group Transaction Expense hereunder;

(x) any Contracts with any current officer, director, equityholder, Employee, or individual independent contractor of any Group Company with gross annual base compensation payable by a Group Company, in each case, in excess of $300,000;

(xi) any Contract between the Company Group and any securityholder of the Company Group, any Affiliate of any securityholder of the Company Group, or any other Affiliate of the Company Group;

(xii) any Contract that provides for indemnification of directors, officers, employees or agents;

(xiii) any Contract that has a term of more than twelve (12) months and that may not be terminated by the Company Group (without penalty) within sixty (60) days after the delivery of a termination notice by the Company Group (other than routine nondisclosure agreements entered into by the Company Group in the Ordinary Course of Business);

(xiv) any Contract granting exclusive rights to license, market, sell, support or deliver to the Company Group services or otherwise contemplating an exclusive relationship between the Company Group and any other Person;

(xv) each Contract under which any Group Company has made advances or loans to another Person, except for travel and other business advances in the Ordinary Course of Business;

(xvi) each joint venture, partnership or other Contract involving a sharing of profits or losses with any other Person;

(xvii) any commitment or agreement to enter into any of the foregoing Contracts; and

(xviii) any other Contract that is material to the Company Group, taken as a whole.

(b) Except as set forth on Schedule 3.8(b) of the Disclosure Letter, each of the Contracts described in Section 3.8(a) and each other Contract described in Section 3.7 (Real Property; Assets), Section 3.11(b) (Intellectual Property Rights), Section 3.14(a) (Employees, Labor Matters, etc.), Section 3.15 (Employee Benefit Plans and Related Matters; ERISA), and Section 3.19(a) (Related Party Transactions; Guaranties, etc.) (collectively, the “Material Contracts”) is a valid, binding and enforceable obligation of the Company Group subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, and is in full force and effect, and, except as set forth on Schedule 3.8(b) of the Disclosure Letter, neither the Company Group, nor to the Knowledge of the Sellers, any other party thereto, is in default or breach in any material respect under the terms of, or has provided any notice of any intention to terminate or modify in any material respect, any such Material Contract, and, to the Knowledge of the Sellers, no event or circumstance has occurred, that, with notice or lapse of time or both, would constitute any event of default or breach thereunder or would result in a termination or material modification thereof. Complete copies of each such Material Contract (including all modifications and amendments thereto and waivers thereunder), including all those Contracts listed on Schedule 3.8(a) of the Disclosure Letter, have been made available to the Buyers.

(c) The execution, delivery and performance by the Sellers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, modification, acceleration or vesting, or result in the creation of any Encumbrance upon the Company Group under any Material Contract to which the Company Group is a party or by which the Company Group may be bound or affected.

3.9 Licenses and Permits.

(a) Schedule 3.9(a) of the Disclosure Letter lists each license, franchise, permit, certificate, registration, approval or other similar authorization affecting, or relating in any way to, the Company Group or its business (the “Permits”) together with the name of the entity issuing such Permit, except for such Permits the failure of which to hold would not materially impair the ability of the Buyers to conduct the business of the Company Group following the Closing. Each of the Permits is valid and in full force and effect, none of the Group Companies is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Permits and none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. No present or former officer, director, representative or employee of the Company Group or any Affiliate thereof, or any other Person or firm, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company Group owns, possesses or uses.

(b) The individuals listed on Schedule 3.9(b) of the Disclosure Letter each hold all necessary Permits and related documentation to act as “Licensed Insolvency Trustees” in Canada on behalf of Farber with respect to the corporate restructuring and related advisory services currently provided by Farber in the Ordinary Course of Business (the “Corporate Restructuring Practice”), and are licensed to act in such capacity by the Office of the Superintendent of Financial Institutions.

(c) The Insolvency Trustee (LIT) Certificate from the Office of the Superintendent of Financial Institutions in accordance with the Bankruptcy and Insolvency Act (the “LIT Certificate”) held by Farber is valid and in full force and effect. To the Sellers’ Knowledge, no suspension or cancellation of the LIT Certificate is pending or threatened. To the Sellers’ Knowledge, the LIT Certificate was obtained in accordance with all applicable Laws. All reports required to be filed or provided to any Governmental Authority at any time prior to the date hereof with respect to or relating to the LIT Certificate were timely delivered and, to the Sellers’ Knowledge, were true and correct at the time submitted. The Sellers have provided to the Buyers true, complete and accurate copies of the full application and any other material documentation related to, arising out of or in connection with issuance of the LIT Certificate.

3.10 Compliance with Laws; Certain Business Practices.

(a) Each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with (and is not under investigation with respect to and has not been threatened to be charged with or given written notice of, any material violation of) any Law applicable to the Group Companies or its business.

(b) None of the Group Companies, the Sellers or any of their respective officers, directors, managers, any employee, consultant or agent of the Group Companies, or any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, governmental employee or other person who is or may be in a position to help or hinder any Group Company (or assist such Group Company in connection with any actual or proposed transaction) (i) which subjected or could subject any Group Company or any Affiliate thereof to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (ii) which if not given, would have had a Material Adverse Effect, (iii) which if not continued in the future, could reasonably be expected to result in a Material Adverse Effect or subject any Group Company or any Affiliate thereof to material suit or penalty in any private or governmental litigation or Proceeding, or (iv) for the purposes of establishing or maintaining any concealed fund or concealed bank account.

(c) Without limiting the generality of the foregoing, none of the Group Companies, the Sellers, any of their respective Affiliates or, to the Knowledge of the Sellers, any director, manager, officer, agent, employee or consultant in their capacity as such acting on behalf of any Group Company have (i) been charged with an offence under, violated or been in violation of any Anti-Bribery Laws, Anti-Money Laundering Laws, or Sanctions (ii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action, (iii) made, offered or promised to make, or authorized the making of, any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iv) made any bribe, payoff, influence payment, kickback or other unlawful payment, (v) used Federal appropriated funds to pay any Person for influencing or attempting to influence an officer or employee of any Governmental Authority, a member of the United States Congress (“Congress”), officer or employee of Congress, or an employee of a member of Congress in connection with obtaining any Federal contract, grant or any other award covered by 31 U.S.C. 1352, or (vi) been or presently are debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from being awarded any contract with any Governmental Authority. Since the Lookback Date, no Group Company has received any written communication from any Governmental Authority that alleges that any Group Company, its Affiliates or any of its agents or representatives is in violation of, or has, or may have, any liability under, any Anti-Bribery Law, Anti-Money Laundering Law or Sanctions. None of the Group Companies nor any manager, officer or employee of the Group Companies (A) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of OFAC or in Section 1 of the Anti-Terrorism Order, (B) is a subject or target of any Sanctions, (C) is located, organized or resident in a Designated Jurisdiction, (D) has filed any voluntary disclosures with any Governmental Authority regarding alleged violations of Anti-Money Laundering Laws or Sanctions or (E) engages in any dealings or transactions with any such Person described in clauses (A)-(D) above.

3.11 Intellectual Property Rights.

(a) Schedule 3.11(a) of the Disclosure Letter lists all of the Owned Intellectual Property owned by the Group Companies (i) that is the subject of an application for registration or a registration with a Governmental Authority and (ii) that are material unregistered trademarks or material proprietary software or processes used in connection with the business of the Company Group. The Group Companies are the exclusive owners of all right, title and interest in and to the Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. Such Owned Intellectual Property together with the Intellectual Property Rights used by the Company Group pursuant to the agreements set forth in Schedule 3.11(b) of the Disclosure Letter constitutes all of the material Intellectual Property Rights used or held for use by the Company Group. The consummation of the transactions contemplated herein will not result in the termination or impairment of any of the material Intellectual Property Rights used or held for use by the Company Group, and subject to obtaining any applicable third party consents in respect of any Intellectual Property Rights not owned by the Company Group prior to the Closing, such Intellectual Property Rights will be owned or available for use by the Company Group immediately following the Closing on identical terms as such material Intellectual Property Rights were owned or available for use by the Company Group immediately prior to the Closing.

(b) Schedule 3.11(b) of the Disclosure Letter sets forth all Contracts to which any Group Company is a party or by which any of them is otherwise bound that relate to material Intellectual Property Rights used or held for use by the Company Group, including: (i) licenses of Intellectual Property Rights to the Company Group by any other Person, (ii) licenses of Intellectual Property Rights to any other Person by the Company Group, (iii) Contracts otherwise granting or restricting the right to use any Intellectual Property Rights, and (iv) Contracts transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property Rights.

(c) The Company Group has not, and does not, and the conduct of its business and the use of the Owned Intellectual Property by the Company Group does not, infringe, misappropriate, violate or otherwise conflict with or harm the rights of any Person in respect of any Intellectual Property Rights of such Person, and there have been no Proceedings that have been instituted or are pending or threatened alleging any such infringement, misappropriation, violation, conflict or harm. Except as set out in Schedule 3.11(c) of the Disclosure Letter, no Proceedings have been instituted or are pending or threatened alleging any such infringement, misappropriation, violation, conflict or harm of the Owned Intellectual Property. To Sellers’ Knowledge, none of the Owned Intellectual Property is being infringed, misappropriated, violated or otherwise used or being made available for use by any Person without a license or permission from the Company Group. None of the Group Companies, nor, to the Knowledge of the Sellers, any of the other relevant parties thereto, is in material breach of or default under any Contract set out in Schedule 3.11(b) of the Disclosure Letter.

(d) For all of the Owned Intellectual Property set forth in Schedule 3.11(a) of the Disclosure Letter, the Sellers have taken all actions reasonably necessary to make or maintain in full force and effect all necessary filings, registrations and issuances in respect thereof necessary to maintain the Company Group’s ownership rights in such Owned Intellectual Property and any such filings, registrations and issuances are valid and enforceable. No such Owned Intellectual Property is the subject of any invalidity proceeding pending, or to Sellers’ Knowledge, threatened, including any opposition, non-use, cancellation, expungement, revocation, rectification, invalidation, or any Proceeding analogous to any of the foregoing, or any domain name dispute resolution proceeding, in the United States, Canada or other countries where the Company Group holds Owned Intellectual Property. The Sellers have taken all actions reasonably necessary to maintain the secrecy of all confidential Owned Intellectual Property, including Know-How and proprietary software, used by the Company Group (other than making disclosures of the aforementioned to an Employee or a Person who has entered into a valid and enforceable agreement with each employee regarding their receipt and permitted uses of confidential Owned Intellectual Property). All Company Group employees, consultants and contractors have signed Contracts containing industry standard obligations of confidentiality in favor of the Company Group. To Sellers’ Knowledge, no employee, consultant or contractor of the Company Group is in violation of any such Contracts. The Sellers are not using or enforcing any Group Company’s rights in material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation, invalidity, unenforceability or any other material loss of rights in or of such Owned Intellectual Property.

(e) The Intellectual Property Rights disclosed in Schedule 3.11(a) and Schedule 3.11(b) of the Disclosure Letter constitute all Intellectual Property Rights necessary for the business of the Company Group as currently conducted. Except as set out in Schedule 3.11(e) of the Disclosure Letter, none of the Sellers or any other member of the B. Riley Group own, otherwise hold or shall retain after the Closing Date any Intellectual Property Rights used in the business of the Company Group.

(f) The information and communication technologies of the Company Group (including hardware, software and internal networks) (together, the “IT Systems”) are sufficient for the conduct of the business of the Company Group as it has historically been conducted and to the Knowledge of Sellers, do not contain any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, time bomb, malware, or any other codes, designs, routines or instructions that may be used to access, modify, replicate, distort, delete, damage or disable any hardware, software or other computer systems or networks, including the IT Systems (except for any such device or feature that restricts the use of any such hardware, software, systems, or networks outside of the applicable license or subscription terms). The Company Group has implemented firewall protections, implemented virus scans and taken commercially reasonable steps to secure the IT Systems from unauthorized access or use by any Person and to promote the continued, uninterrupted and error-free operation of the IT Systems. To the Knowledge of the Sellers, there have been no unauthorized intrusions or breaches of the security of such IT Systems. The IT Systems are either owned by, or properly licensed or leased to, the Company Group, and the Company Group is not in default under such licenses or leases and, to the Knowledge of the Sellers, there are no grounds on which they might be terminated.

(g) Other than as set forth in Schedule 3.11(g) of the Disclosure Letter, there are no material Intellectual Property Rights that were created or developed for the Company Group by employees, consultants, or independent contractors of the Company Group in the course of their employment or retention. All material Intellectual Property Rights developed by Company Group employees, consultants or contractors have been fully and irrevocably assigned to the Company Group either (i) by operation of Law or (ii) as a result of such employee, consultant or contractor entering into a written Contract, and all moral rights relating thereto have been waived.

(h) No Open Source Software or freeware has been used or otherwise incorporated into any product of the Company Group in a manner that would in any way limit the ability to make, use or sell such product or that would diminish or transfer the rights of ownership in any Owned Intellectual Property to a third Person or require disclosure of any source code to a third Person.

(i) Neither the Sellers conduct and operation of the business of the Company Group, nor the operation of any websites used in connection with such business, nor the content thereof or data processed, collected, stored, or disseminated by the Company Group in connection therewith, violates any applicable Law in any material respect. The Company Group (i) has obtained all necessary permits, approvals, consents, authorizations, or licenses to lawfully operate its websites and to use such data, and (ii) is operating its websites and using such data in accordance with the scope of such permits, approvals, consents, authorizations, or licenses (to the extent required) and in compliance with any Contracts with respect thereto. There are no Proceedings or Orders pending, or, to the Knowledge of the Sellers, threatened against the Company Group alleging a violation of any Person’s privacy or confidentiality rights under any applicable Laws, and no valid basis exists for any such Proceeding or Order. The Company Group does not have a privacy policy governing its use of data, and disclaimers of Liability on its websites. With respect to all personally identifiable information or data gathered or accessed in the course of the operations of the business of the Company Group, if any, the collection, storage, transmission and use of such information and data is and has been in compliance in all material respects with all applicable Laws. In connection with other privacy obligations the Company Group has made to its customers, vendors and/or suppliers, the Company Group has at all times taken commercially reasonable measures to ensure that such information is protected against loss and unauthorized access, use, modification, disclosure or other misuse as applicable. To the Knowledge of the Sellers, no Group Company has experienced any incident in which personally identifiable information or other information protected under applicable Law relating to individuals was stolen or improperly disclosed or accessed.

3.12 Data Protection.

(a) The Company Group is and has been in compliance with applicable Data Protection Requirements. The Company Group has implemented, and is and has been in compliance with, since the Lookback Date, in all material respects, a written information security program and related policies and procedures that (A) meets all applicable Data Protection Requirements; (B) includes technical, administrative, organizational and physical safeguards, controls and measures that are in place and that are designed to protect the IT Systems against unauthorized access or use, to safeguard the security, confidentiality, and integrity of data in the Company Group’s possession, custody or control (including Personal Information), and to protect against Data Security Incidents, and (C) includes incident response procedures. The Company Group is in compliance with all applicable Data Protection Requirements in all material respects. Neither (A) the execution, delivery or performance of this Agreement nor (B) the consummation of any of the transactions contemplated hereby or thereby will result in any violation of any Data Protection Requirement.

(b) The Company Group has not received any subpoena, demand, or other written notice from any Person, including any Governmental Authority, investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Requirement. No Proceeding of any kind has been threatened in writing, served on, or, to Sellers’ Knowledge, initiated or otherwise asserted, against the Company Group relating to any actual or potential violation of any Data Protection Requirements.

(c) Since the Lookback Date, there have been no Data Security Incidents or breaches of the Company Group’s IT Systems.

(d) The Company Group has contractually obligated all third party service providers, outsourcers, processors and other third parties that process Personal Information, or other sensitive or confidential information on behalf of the Company Group to (A) comply with all applicable Privacy and Data Security Laws; and (B) implement and comply with technical, administrative, organizational and physical safeguards, controls and measures that are sufficient to safeguard the security, confidentiality, and integrity of Personal Information, including from Data Security Incidents, and including as is necessary for the Company Group to comply with its contractual obligations with other Persons including customers.

(e) To the extent the Company Group uses any Generative AI Tools, (i) it does so in compliance in all material respects with applicable Laws, professional obligations, and Contract requirements, and (ii) it has implemented appropriate policies, procedures, and practices designed to ensure same.

3.13 Environmental.

(a) Since the Lookback Date, the Company Group has been in compliance in all material respects with all Environmental Laws and possesses all Environmental Permits required for the operation of the business of the Company Group as presently conducted.

(b) All past violations of Environmental Laws by the Company Group have been resolved without any ongoing obligations, except individually or in the aggregate, would not reasonably be expected to result in material Environmental Liabilities.

(c) As of the date hereof, there are no material Environmental Claims pending and, to the Seller’s Knowledge, no material Environmental Claims have been threatened, against the Company Group.

(d) Since the Lookback Date, there has been no Release of Hazardous Materials in violation of Environmental Law or requiring Remedial Action under Environmental Law at the Leased Facilities that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Sellers or the Company Group.

(e) The Sellers have provided to the Buyer all environmental site assessments, audits, investigations, reports and studies (including, all records, documents and correspondence regarding environmental matters) in the possession, custody or control of the Sellers relating to the Company Group or the Leased Facilities.

3.14 Employees, Labor Matters, etc.

(a) Schedule 3.14 of the Disclosure Letter sets forth a complete and accurate list of the directors, officers, Employees, and individual independent contractors of the Company Group as of May 31, 2025 including their name, title or position (including whether active or inactive and full-time or part-time), work location (i.e., city and province/state), hire date, length of service, employing entity, classification as exempt or non-exempt under the Fair Labor Standards Act and any other applicable Law regarding the payment of wages (or, in the case of Employees located in Canada, whether eligible or ineligible for overtime pay pursuant to applicable employment standards legislation), current annual base salary or hourly wages, commission rate, bonus entitlement or other incentive-based compensation arrangement, benefits, whether subject to a work permit or work visa and whether they are subject to an employment agreement or offer letter. Schedule 3.14 of the Disclosure Letter also contains for each Employee their annual vacation entitlement in days, their accrued and unused vacation days, any other annual paid time off entitlement in days, their accrued and unused days of such other paid time off and, for any Employee who is inactive or on a leave of absence, details regarding the reason for such leave or inactive status, the commencement date of the leave and expected return to work date, if known.

(b) The Company Group has delivered to the Buyer all current, material written employee manuals and handbooks, employment policy statements, employment agreements, and other material written communications relating to the employment of the current Employees.

(c) Except as provided on Schedule 3.14(c) of the Disclosure Letter, no, director, Employee, or individual independent contractor of any Group Company has any Contract, agreement or arrangement as to length of service, severance or termination payment required in connection with the termination of their employment or their service, other than such as results by Law from the employment of an employee without an agreement as to notice or severance, nor are there any change of control payments, transaction bonus, sale, completion, incentive, retention or severance payments or agreements with Employees providing for cash or other compensation or benefits upon the consummation of, or relating to, the Agreement or any other transaction contemplated by this Agreement, including a change of control of the any Group Company.

(d) Except as provided on Schedule 3.14(d) of the Disclosure Letter, no Group Company is, nor has any Group Company ever been, a party to or bound by any Collective Agreement, no Union organizing activity involving the Employees is pending or, to the Knowledge of the Sellers threatened, and there are no Unions or other organizations or groups representing, or, to the Knowledge of the Sellers, purporting to represent or attempting to represent any individuals who are or likely to become Employees. Except as provided on Schedule 3.14(d) of the Disclosure Letter, since the Lookback Date, there has not occurred or, to the Knowledge of the Sellers, been threatened, any strike, slowdown, picketing, work stoppage, lockout, concerted refusal to work overtime or other job action with respect to or relating to any Group Company. Except as provided on Schedule 3.14(d) of the Disclosure Letter, no Group Company has engaged, or is currently engaged, in any unfair labor practice, and there are no employment or labor disputes currently subject to any grievance procedure, arbitration or litigation or, to the Knowledge of the Sellers, threatened with respect to or relating to any Group Company, nor, to the Knowledge of the Sellers are there grounds reasonably likely to give rise to any such actions that would be reasonably likely to result in any material Liability to any Group Company.

(e) Except as set forth on Schedule 3.14(e) of the Disclosure Letter, the Company Group is, and has been since the Lookback Date, in compliance in all material respects with all Laws relating to employment and labor, including, without limitation, all such Laws relating to classification, wages, hours, overtime compensation, reductions in force, the Fair Labor Standards Act, the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (collectively, the “WARN Act”), civil rights, discrimination, harassment, retaliation, immigration and work permits (including the United States Immigration Reform and Control Act of 1986 and Form I-9 and E-Verify requirements, as applicable), health and safety, workers’ compensation, leaves of absence, disability rights or benefits, equal opportunity, labor relations, collective bargaining, the collection and payment of withholding and employment Taxes, and unemployment insurance, and there are no outstanding or, to the Knowledge of the Sellers, threatened Proceedings or Orders under any such Laws, nor has there been any notice of any material assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment that any Group Company has received prior to the date hereof from any workplace safety and insurance or workers, compensation board or similar Governmental Authority in any jurisdiction, that in any case remain unpaid. Except as provided on Schedule 3.14(e) of the Disclosure Letter, to the Knowledge of the Sellers, there are no Orders currently registered or outstanding by any tribunal or agency against or in respect of any Group Company under or in respect of any applicable employment Laws and there is no reasonable basis for any such Proceedings or Order under any such Laws that would be reasonably likely to give rise to any material Liability to any Group Company. Except as provided on Schedule 3.14(e) of the Disclosure Letter, there has been no “mass layoff” or “plant closing” under the WARN Act with respect to the Company Group within the six (6)-month period immediately preceding the Closing.

(f) Except as set forth on Schedule 3.14(f) of the Disclosure Letter, the Company Group has not received notice (written or to the Knowledge of the Sellers, oral) of: (i) any unfair labor practice charge or complaint against the Company Group pending before the National Labor Relations Board or any other Governmental Authority; (ii) any charge or complaint against the Company Group pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices; or (iii) any complaint or lawsuit against the Company Group alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction.

(g) Each independent contractor set forth in Schedule 3.14(a) of the Disclosure Letter has been properly classified by the applicable engaging Group Company as an independent contractor. No individual who has performed services for the Company Group has been improperly excluded from participation in any Company Benefit Plan, and the Company Group has no Liability with respect to the misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than as non-exempt, or with respect to any employee leased from another employer, or as to any decision not to hire or engage any individual, or with respect to any employment or withholding Taxes.

(h) The Company Group has on file a valid Form I-9 for each employee currently employed by it and currently follows and has followed a commercially reasonable process to determine that all of the Company Group’s employees are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the U. S. Department of Homeland Security or, to the extent applicable, (iv) aliens who have been continually employed by the Company Group since November 6, 1986. With respect to its employees, the Company Group has not been the subject of an immigration compliance or employment visit from, nor been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the U. S. Department of Homeland Security.

(i) As of the date hereof, all compensation, including wages, commissions and non-discretionary bonuses payable to employees, directors or individual independent contractors for services performed on or prior to the date hereof have been paid in full or have been properly accrued by the Company Group.

(j) Except as provided on Schedule 3.14(j) of the Disclosure Letter, as of the date hereof, none of the Key Employees have notified any Group Company or member of the B. Riley Group of their intentions to terminate their employment. No Group Company is negotiating the termination of employment of any of the Key Employees, whether mutually, voluntarily or involuntarily.

(k) Except as provided on Schedule 3.14(k) of the Disclosure Letter, there have been no fatal or critical accidents involving any Employees as a result of which the Company Group would reasonably be expected to have any material liability in the last six (6) years. There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation or workplace health and safety and insurance legislation in respect of any Group Company, and no Group Company has been reassessed in any material respect under such legislation during the past three (3) years, and no audit of any Group Company is currently being performed pursuant to any applicable workplace health and safety and insurance legislation. Except as provided on Schedule 3.14(k) of the Disclosure Letter, there are no claims or, to the Knowledge of the Sellers, potential claims which may materially adversely affect any Group Company’s accident cost experience rating.

3.15 Employee Benefit Plans and Related Matters; ERISA.

(a) Schedule 3.15(a) of the Disclosure Letter lists all Company Benefit Plans. With respect to each such Company Benefit Plan, the Sellers have provided or made available to the Buyers, to the extent applicable, current, accurate and complete copies of (i) all current plan documents, including all amendments thereto, (ii) a summary of the material terms of each Company Benefit Plan that has not been reduced to writing, (iii) the current summary plan description for each Company Benefit Plan required to have one, and any required summary of material modifications not reflected therein, (iv) the most recent Form 5500 filed with respect thereto and all schedules thereto, as applicable, (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent IRS determination or opinion letter, (vi) where applicable, copies of the most current version of any trust agreements or other funding arrangements, custodial agreements, insurance contracts, administration agreements, and investment management or investment advisory agreements, and any amendments thereto not reflected in such documents, (vii) any material written correspondence with any Governmental Authority in the last three years relating to any Company Benefit Plan, (viii) all non-discrimination testing results for the most recent plan year, and (ix) the most recent actuarial valuation and financial report, if any.

(b) Except as set forth on Schedule 3.15(b) of the Disclosure Letter, each Company Benefit Plan has been established, maintained and administered in all material respects in accordance with the terms of such Company Benefit Plan and the provisions of any and all Laws, including, without limitation, ERISA and the Code. Except as set forth on Schedule 3.15(b) of the Disclosure Letter, no Company Benefit Plan provides or has provided for compensation or benefits that would be reasonably likely to result in any material Tax or penalty under Section 409A of the Code, and the Company Group does not have any obligation to fund the payment of, or to “gross up,” “make whole” or reimburse any current or former employee, director, manager, officer or individual independent contractor for, any Tax or penalty imposed under Section 409A or 4999 of the Code or any other provision of Law.

(c) All contributions and premiums required to have been paid (whether by any Group Company or any of its ERISA Affiliates, as a reduction to salary or otherwise) to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code), have been paid by the due date thereof (including any valid extension) or have been corrected without continuing Liability, and all contributions for any periods ending on or before the Closing Date that are not yet due will have been paid or accrued on or prior to the Closing Date.

(d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified as to form, and the trust (if any) forming a part thereof intended to be exempt from federal income taxation under Section 501 of the Code is so exempt, and nothing has occurred with respect to the operation of any such Company Benefit Plan that has caused or would reasonably be expected to cause the loss of such qualification or exemption.

(e) No Company Benefit Plan is, and none of the Group Companies nor any of their ERISA Affiliates has in the past six years contributed or been obligated to contribute to, or otherwise had any Liability with respect to, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 312 of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA).

(f) No Company Benefit Plan is or is intended to be (i) a “registered pension plan” as such term is defined in subsection 248(1) of the Tax Act; (ii) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Tax Act; (iii) a “multi-employer plan” within the meaning of subsection 147.1(1) of the Tax Act; (iv) an “employee life and health trust” as such term is defined in subsection 248(1) of the Tax Act or (v) a “health and welfare trust” within the meaning of the Canada Revenue Agency Income Tax Folio S2-F1-C1. No Company Benefit Plan is intended to be or has ever been found or alleged by a Governmental Authority to be a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Tax Act.

(g) Except as provided on Schedule 3.15(g) of the Disclosure Letter, no Company Benefit Plan provides for, and the Company Group does not have, any material Liability in respect of, post-retirement medical or life insurance or other post termination-of-employment welfare benefits for retired, former or current employees of the Company Group, except as required to avoid excise Tax under Section 4980B of the Code and at the sole expense of the employee.

(h) There are no Proceedings (other than routine benefit claims) pending or, to the Knowledge of the Sellers, threatened in writing by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. None of the Company Benefit Plans is under audit or examination (nor has notice been received by the Company Group of an audit or examination) by the IRS, the Department of Labor or any other Governmental Authority. There are no (i) outstanding breaches, defaults or violations by any party to a Company Benefit Plan, or (ii) Taxes, penalties or fees owing or due and payable under or in respect of any Company Benefit Plans as a result of which the Company Group reasonably would be expected to have any material Liability.

(i) Except as provided on Schedule 3.15(i) of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either alone or in combination with any other event, (i) result in any payment becoming due to any current or former employee, director, individual independent contractor or other service provider of any Group Company, or satisfy any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any such Person, (ii) increase any benefits under any Company Benefit Plan, including any change of control, retention, golden parachute, bonus or similar payment, or result in any severance or other payment becoming due, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits or (iv) create any limitation or restriction on the right of the Company Group or any of its ERISA Affiliates to merge, amend or terminate any Company Benefit Plan.

(j) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either alone or in combination with any other event, give rise to any payments or benefits that would be nondeductible by the payor under Section 280G of the Code or subject to additional Tax to the recipient under Section 4999 of the Code.

(k) Except as provided on Schedule 3.15(k) of the Disclosure Letter, subject to the requirements of applicable Laws, no provision of any Company Benefit Plan and no act or omission of any Group Company materially limits, impairs, modifies or otherwise adversely affects the right of the Group Company to amend or terminate, in whole or in part, any Company Benefit Plan (except insofar as the Company Benefit Plan provides for consent by an individual for any amendment that would adversely impact the individual’s rights).

(l) Except as provided on Schedule 3.15(n) of the Disclosure Letter, no Group Company has made a commitment to any participant or beneficiary in any Company Benefit Plan to materially improve or otherwise materially amend any Company Benefit Plan, except as may be required by applicable Laws, and no Group Company has made any representations to any participant or beneficiary in any such Company Benefit Plan, whether or not legally binding, that the Group Company intends to adopt, amend, modify or continue any Company Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(m) The employee data necessary to administer each Company Benefit Plan in accordance with its terms and to comply in all material respects with all applicable Laws is in the possession of the Company Group or the administrator or administrators of such Company Benefit Plans.

(n) No Company Benefit Plan is a self-insured arrangement, and, except for increases reflected in the Financial Statements, no event has occurred, and no condition exists that would reasonably be expected to result in a material increase in the premium costs payable by the Company Group in respect of any Company Benefit Plans that are fully or partially insured.

(o) Except as provided on Schedule 3.15(o) of the Disclosure Letter, no Company Benefit Plan provides that any Employee is entitled to any amount of compensation or indemnification for Taxes imposed on the Employee in respect of benefits under such Company Benefit Plan (including any gross-up of such amounts for Taxes).

3.16 Taxes.

(a) All Tax Returns required to be filed by or in respect of any Group Company have been filed within the time and in the manner prescribed by Law. All such Tax Returns are true, correct and complete in all material respects. All Taxes owed or required to be paid by or in respect of any of the Group Companies, whether or not shown on any Tax Return, have been fully and timely paid.

(b) The Group Companies have duly and timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, equityholder or other third party and has paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over. The Group Companies have complied with all information reporting (and related withholding) and record retention requirements. Each Group Company has properly classified its independent contractors for Tax purposes.

(c) All Tax refunds and Tax credits received or receivable by any Group Company were claimed in accordance with applicable Law, and all relevant criteria and conditions prescribed by applicable Law for such Group Company to be entitled to such Tax refunds and Tax credits have been satisfied.

(d) Adequate provision has been made in the Balance Sheet for all Taxes not yet due and payable and that relate to any period ending on or before the period covered by the Balance Sheet, and such provision, as adjusted for the passage of time and operation of the Company Group in the Ordinary Course of Business through the Closing Date, will be adequate to cover all Taxes not yet due and payable that relate to any period ending on or before the Closing Date.

(e) There are no Encumbrances (other than Permitted Encumbrances) with respect to Taxes upon any of the assets or properties of the Company Group.

(f) No audit or administrative or judicial Tax Proceeding is pending or being threatened in writing with respect to any Group Company. No deficiency for any Taxes has been proposed against any Group Company, which deficiency has not been paid or reserved in full.

(g) No claim has been made by any Taxing Authority in a jurisdiction where the Company Group does not file Tax Returns to the effect that any Group Company is subject to taxation by, or required to file a Tax Return in, such jurisdiction.

(h) No Group Company has, or has ever had, a permanent establishment in any country outside the Group Company’s jurisdiction of incorporation, organization or formation. No Group Company is, or has ever been, subject to Tax in a jurisdiction outside such Group Company’s jurisdiction of incorporation, organization or formation. No Group Company has never had a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid.

(i) No closing agreement, private letter ruling, technical advice memoranda, consent to an extension of time to make an election or consent to a change of method of accounting or other ruling or determination in respect of any Tax matter has been requested from, entered into with or issued by any Taxing Authority with respect to any Group Company.

(j) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any Group Company for any taxable period, and no power of attorney granted by or with respect to any Group Company relating to Taxes is currently in force.

(k) No Group Company is a party to or bound by, or has any obligation under, any Tax allocation or Tax sharing agreement or similar agreement or arrangement. No Group Company has ever been a member of an affiliated, consolidated, combined, joint, unitary, or similar Tax group, and no Group Company has any actual or potential liability for the Taxes of any Person (other than another Group Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(l) Each of GlassRatner, TreePeach Management LLC and any direct or indirect Subsidiary of TreePeach Management LLC, is and has been properly classified as an entity disregarded as separate from the GR Seller (or, if applicable, its regarded owner for U.S. federal income tax purposes) for U.S. federal and all applicable state and local Tax purposes at all times. Each other Group Company is, and has been, properly classified as an association taxable as a corporation for U.S. federal and all applicable state and local Tax purposes.

(m) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of (i) any change in method of accounting or use of an improper method of accounting for any Pre-Closing Tax Period, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law), (v) prepaid items or deferred revenue received on or prior to the Closing Date, or (vi) as a result of any elections made pursuant to Section 965(h) of the Code.

(n) All transactions between any Group Company and any Affiliate or related party have been and are on arm’s lengths terms within the meaning of Section 482 of the Code (and any similar provision of federal, state, local, foreign or other applicable Law). There are no circumstances to the knowledge of any Seller or Group Company, that would require any Group Company to make or cause any taxing Authority to make, any adjustment for Tax purposes to the terms on which any such transaction is treated, and no such adjustment has been made by any Group Company or proposed by any Taxing Authority.

(o) No Group Company is, or has ever been, a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) (or any comparable provision of state, local or non-U.S. Law).

(p) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(q) No interests of the Group Companies are, or have ever been, United States real property interests within the meaning of Section 897(c)(1) of the Code.

(r) No Group Company is, or has been, (i) a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) or a shareholder in a PFIC or (ii) a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”) or a “United States shareholder” (within the meaning of Section 953(c)(1)(A) of the Code) of a CFC, except for GlassRatner International, Inc. as a United States shareholder of B. Riley Advisory Services de Mexico, S de RL.

(s) No Group Company has availed itself of any governmental grants, Tax holidays, loans, other Tax benefits, advances or reimbursements or other relief related to COVID-19, including relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local law, including the “employee retention credit” described in Section 2301 of the CARES Act.

(t) All Taxes required to have been collected and paid on the sale of products or Taxable services by any Group Company (whether or not denominated as sales or use taxes) have been properly and timely collect and paid, or all sales tax exemption certificates or other proof of the exempt nature of sales of such products or services have been properly collected and retained or, to the extent required, submitted to the appropriate Taxing Authority.

(u) All books and records of the Group Companies relating to Taxes (including related work papers) have been adequately maintained for all periods which the statute of limitations remains open.

(v) No Group Company has made any elections pursuant to Section 965(h) of the Code.

(w) All material amounts payable by Farber in respect of compensation, including salary, wages or other remuneration (other than reasonable vacation or holiday pay), have been paid within 180 days of the end of the taxation year in which the expense was incurred.

(x) No amount in respect of any outlay or expense that is deductible for the purpose of computing the income of a Group Company for purposes of the Tax Act will, as of the Closing Date, have been owing by such Group Company for longer than two taxation years to a Person with whom such Group Company was not dealing at arm’s length (as that term is understood for purposes of the Tax Act) at the time the outlay or expense was incurred.

(y) No facts, circumstances or events exist or have existed that have resulted or may reasonably be expected to result in the application to a Group Company of any debt forgiveness, debt parking or property seizure provisions under any applicable Tax Laws.

(z) No Group Company has claimed any reserve under any one or more of subparagraph 40(1)(a)(iii), paragraph 20(1)(m) or 20(1)(n) of the Tax Act or any similar provincial or territorial provision, that could cause an amount to be included in the income of a Group Company for any period ending after the Closing Date.

(aa) No Group Company has made (i) a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in its “capital dividend account” at the time of such election, or (ii) an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid, on any class of shares of its capital.

(bb) No Group Company has filed any returns related to a “reportable transaction”, “notifiable transaction”, or a “reportable uncertain tax treatment” as defined in sections 237.3, 237.4, and 237.5 of the Tax Act or any similar Canadian federal or provincial Tax Laws.

(cc) The Farber Shares are not “taxable Canadian property” for purposes of the Tax Act.

3.17 Insurance. Schedule 3.17 of the Disclosure Letter lists, and the Sellers have furnished to the Buyers complete copies of, all insurance policies (including fidelity bonds and other similar instruments) under which any Group Company is a named insured. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved its rights. All premiums payable under such policies have been timely paid, and B. Riley Group and the Group Companies have otherwise complied fully with the terms and conditions of such policies. Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since the Lookback Date and remain in full force and effect. Such policies are of the type and in amount customarily and historically carried by the Group Companies. To the Knowledge of the Sellers, there has been no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

3.18 Customers. Schedule 3.18 of the Disclosure Letter lists all of (i) the names and addresses of (A) the top twenty (20) customers of GlassRatner by revenue that have ordered products or services from the Company Group during the twelve (12)-month period ended December 31, 2024 and (B) the top five (5) customers of Farber by revenue that have ordered products or services from the Company Group during the twelve (12)-month period ended December 31, 2024 (each, a “Significant Customer”) and (ii) the amount of revenue generated by each such Significant Customer during such period. To the Knowledge of the Sellers, no Significant Customer (A) has terminated or threatened to terminate using the products or services of the Company Group, (B) has reduced or threatened to reduce the use of products or services of the Company Group, or (C) has reduced or threatened to reduce the price it will pay for products or services of the Company Group, including in each case as a result of this Agreement or the transactions contemplated hereby and thereby.

3.19 Related Party Transactions; Guaranties, etc.

(a) Schedule 3.19(a) of the Disclosure Letter lists all Contracts and other commitments, arrangements or transactions to or by which the Company Group, on the one hand, and any of its Related Parties, the Sellers, or their respective Related Parties, on the other hand, are or have been a party or otherwise bound or affected (each, a “Related Party Transaction”). Except as set forth on Schedule 3.19(a) of the Disclosure Letter, (i) no Related Party of a Group Company or any Seller has a material direct or indirect interest in any material property, asset or right that is owned or used by a Group Company in the conduct of its business, and (ii) no Related Party of a Group Company or the Sellers possesses a material financial interest in, or holds a position as a director, officer or employee of, any Person which is currently a supplier, customer, lessor or lessee of any Group Company (other than any other Group Company). Other than intercompany loans solely between Group Companies, there are no outstanding loans or advances made by any Group Company to, or to any Group Company by, any Related Party of the Group Companies.

(b) None of the Liabilities of the Company Group are guaranteed by or subject to a similar contingent obligation of any other Person. Except at set forth on Schedule 3.19(b), none of the Company Group has guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of the Company Group.

3.20 Brokers, Finders. Except as set forth on Schedule 3.20 of the Disclosure Letter, no finder, broker, agent, or other intermediary acting on behalf of the Sellers are entitled to any commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

3.21 Books and Records. The books and records of the Company Group are complete and correct in all material respects since the Lookback Date and have been maintained in accordance with historical business practices. The Company Group has made and kept (and given the Buyers’ access to) books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company Group. The copies of any share register and ledgers of the Group Companies previously delivered to the Buyers are true, correct and complete, and accurately reflect the current holders of all the securities of the Group Companies and all of the material transactions effected in the capital of the Group Companies through and including the date hereof. The Company Group has not engaged in any material transaction, maintained any bank account or used any corporate funds except for material transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company Group. Notwithstanding anything to the contrary contained herein, neither the Buyers nor any of their Affiliates (including, after the Closing, the Company Group) shall be required to disclose to the Sellers or any representative of the Sellers any consolidated, combined, affiliated or unitary Tax Return which includes the Buyers or any of their Affiliates or any Tax-related work papers, except, in each case, for materials or portions thereof that relate solely to the Company Group.

3.22 No Other Representations or Warranties. Except for the representations and warranties that are expressly set forth in this Article 3 or in the other documents executed in connection herewith, and notwithstanding any other provision of this Agreement to the contrary, the Sellers expressly disclaim any and all other representations or warranties of any kind or nature, express or implied, written or oral, at Law or in equity, as to the Company Group and its liabilities, operations of the facilities, the title, condition, value or quality of the Assets of the Company Group or the prospects (financial and otherwise), risks and other incidents of the Company Group. No Exhibit or Schedule hereto, nor any other material or information provided by or communications made by the Sellers or any of their Affiliates, or by any advisor or representative thereof, whether by means of a “data room,” or in any information memorandum or management presentation, or otherwise, or by any broker, advisor, representative or investment banker, will cause or create any representation, warranty or guarantee, express or implied, as to the title, condition, value, quality or other attribute of the Assets, all of which are expressly disclaimed.

Article 4
Representations and Warranties of the Buyers

The Buyers each, jointly and severally, hereby make the following representations and warranties to the Sellers as of the date hereof:

4.1 Existence and Power. Each Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which each Buyer is a party, and to consummate the transactions contemplated hereby and thereby.

4.2 Authorization; Valid and Enforceable Agreement.

(a) The execution, delivery and performance by each Buyer of this Agreement and the Transaction Documents to which each Buyer is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of each Buyer.

(b) This Agreement has been duly executed and delivered by each Buyer and (assuming the due authorization, execution and delivery by the Sellers) this Agreement constitutes, when so executed and delivered, the legal, valid and binding obligation of the Buyers, enforceable against each of the Buyers in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting the rights and remedies of creditors generally with respect to third parties.

(c) The execution, delivery and performance by the Buyers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of (with or without the giving of notice or the lapse of time or both), or give rise to a right or claim of termination, modification or vesting, under (i) any Law applicable to the Buyers, (ii) the Organizational Documents of the Buyers, or (iii) any license, permit, Contract or other agreement or instrument to which any Buyers are a party or by which any Buyers or any of their respective properties or assets may be bound or affected.

(d) No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by the Buyers or the consummation by the Buyers of the transactions contemplated hereby.

4.3 Litigation. There have been no Proceedings, Orders or investigations pending or, to the Buyers’ knowledge, threatened against the Buyers or their Affiliates, at law or in equity which, individually or in the aggregate, would reasonably be expected to prevent, materially delay or impair the ability of the Buyers to timely consummate the transactions contemplated hereby, if resolved in a manner adverse to the Buyers.

4.4 Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of the Buyers is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.5 Independent Investigation. THE BUYERS HAVE CONDUCTED THEIR OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE COMPANY GROUP AND THE BUSINESS AND ACKNOWLEDGES THAT THEY HAVE BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, ASSETS, PREMISES, BOOKS AND RECORDS AND OTHER DOCUMENTS AND DATA OF THE COMPANY GROUP FOR SUCH PURPOSE. THE BUYERS ACKNOWLEDGE AND AGREE THAT: (A) IN MAKING THEIR DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS, THE BUYERS HAVE RELIED SOLELY UPON THEIR OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES IN ARTICLE 3 OF THIS AGREEMENT (INCLUDING THE RELATED SCHEDULES ATTACHED HERETO) AND THE TRANSACTION DOCUMENTS; AND (B) NEITHER SELLERS, PARENT, THE GROUP COMPANIES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, STOCKHOLDERS, MEMBERS, AGENTS, OR AFFILIATES HAS MADE OR SHALL BE DEEMED TO BE MADE ANY REPRESENTATION OR WARRANTY TO THE BUYERS, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO SELLERS, PARENT, THE COMPANY GROUP, THE BUSINESS, OR THIS AGREEMENT, OR THE ASSETS, LIABILITIES, RESULTS OF OPERATING OR FINANCIAL CONDITION OF THE COMPANY GROUP OR THE BUSINESS, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT (INCLUDING THE RELATED SCHEDULES ATTACHED HERETO) AND THE TRANSACTION DOCUMENTS. ALL OTHER SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED.

4.6 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Amount and consummate the transactions contemplated by this Agreement.

4.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, none of the Buyers nor any other Person makes any express or implied representation or warranty on behalf of the Buyers, and notwithstanding any other provision of this Agreement to the contrary, the Buyers expressly disclaim any and all other representations or warranties of any kind or nature, express or implied, written or oral, at Law or in equity, as to the Buyers and their Affiliates, whether made by or on behalf of the Buyers.

Article 5
Covenants

5.1 Books and Records.

(a) For a period of six (6) years after the Closing, the Buyers shall cause the Company Group to provide the Parent, its Affiliates and their respective representatives with reasonable access (on-site or otherwise, at the Buyers’ sole discretion), during normal business hours, upon reasonable advance written notice, and consistent with applicable Law and in accordance with the procedures established by the Buyers, to the personnel, books and records of the Company Group with respect to any action, event, condition or occurrence during the period prior to the Closing for: (a) the preparation, submission, amendment or prosecution of Tax Returns and other filings with, or applications or submissions to, any Governmental Authority; (b) the prosecution or defense of any action, cause of action, claim, Order, investigation or other Proceeding (collectively, a “Dispute”) by or against any Person before any Governmental Authority (including the promulgation of, and response to, information and discovery requests) other than for the prosecution or defense of any Dispute among the Parties, subject to Section 5.2 hereof; and (c) as may be required under applicable Law; subject, in each case, to such procedures as the Buyers shall determine, acting reasonably, and provided that any reasonable out-of-pocket costs incurred in connection therewith shall be reimbursed by the Parent. Notwithstanding the foregoing, the Parent and its Affiliates shall not have access to (i) personnel records of the Company Group relating to individual performance or evaluation records, medical histories or other information that in the Buyers’ good faith opinion is sensitive or the disclosure of which could subject the Buyers or any of their Subsidiaries to liability, (ii) information where such access or disclosure would jeopardize the attorney-client or other applicable legal privilege or protection of such party or contravene any Laws, contracts or obligation of confidentiality, (iii) any consolidated, combined, affiliated or unitary Tax Return that includes the Buyers or any of their Affiliates or any Tax-related work papers, except, in each case, for materials or portions thereof that relate solely to the Group Companies, or (iv) any information that relates to any portion of the business of Buyers or their Affiliates that is not being acquired pursuant to this Agreement. The Buyers shall not, for a period of six (6) years following the Closing or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the books and records of the Company Group without first notifying the Parent pursuant to the terms and conditions of this Agreement and offering to surrender such records to the Parent or their Affiliates.

(b) For a period of six (6) years after the Closing, the Parent shall, and shall cause their Affiliates to, provide the Buyers, their Affiliates and their respective representatives with reasonable access (on-site or otherwise, at the Parent’s sole discretion), during normal business hours, upon reasonable advance written notice, and consistent with applicable Law and in accordance with the procedures established by the Parent, to the personnel, books and records of the Parent and its Affiliates solely with respect to their operation of the Company Group prior to the Closing (including, for the avoidance of doubt, continued access to all data and operational records relating to operation of the Group Companies prior to the Closing that was maintained by Parent and its Affiliates prior to the Closing); subject, in each case, to such procedures as the Parent shall determine, acting reasonably, and provided that any reasonable out-of-pocket costs incurred in connection therewith shall be reimbursed by the Buyers. Notwithstanding the foregoing, the Buyers and their Affiliates shall not have access to (i) personnel records of the Parent and its Affiliates relating to individual performance or evaluation records, medical histories or other information that in the Parent’s good faith opinion is sensitive or the disclosure of which could subject the Parent or any of its Affiliates to liability, (ii) information where such access or disclosure would jeopardize the attorney-client or other applicable legal privilege or protection of such party or contravene any Laws, contracts or obligation of confidentiality, (iii) any consolidated, combined, affiliated or unitary Tax Return that includes the Parent or any of its Affiliates or any Tax-related work papers, except, in each case, for materials or portions thereof that relate solely to the Group Companies, or (iv) any information that relates to any portion of the business of the Parent or their Affiliates that is not being acquired pursuant to this Agreement.

(c) After the Closing, Parent shall promptly notify the Buyers of (i) any notice or written communication received by it (or any of its Affiliates) from any Person which relates to the Business (and provide a copy of such notice or written communication), (ii) any notice or other communication from any Governmental Authority received by it (or any of its Affiliates) that relates to the Business (and provide a copy of such notice or written communication) and (iii) any Proceeding commenced or threatened in writing relating to or involving or otherwise affecting the Group Companies or the Business. The delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect any rights or remedies available to the Buyers hereunder.

5.2 Confidentiality; Announcements.

(a) The Parties acknowledge that certain confidentiality agreement, effective as of September 10, 2024, by and between GlassRatner and TorQuest Partners Management Inc. (the “Confidentiality Agreement”) and agree that, notwithstanding anything to the contrary set forth in the Confidentiality Agreement, the obligations of the Buyers, their Affiliates and their respective representatives contained therein shall terminate and be of no further force and effect from and after the Closing.

(b) From and after the Closing, (i) the Parent shall, and shall cause its Affiliates and representatives to, hold in confidence any and all confidential information, data, documents and other information arising from or relating to the Company Group and the Business, (ii) the Parties shall, and shall cause their respective Affiliates and representatives to, hold in confidence all the terms and conditions of this Agreement and transactions contemplated hereunder and information related to the negotiation hereof, and (iii) Buyers shall, and shall cause their Affiliates and respective representatives to, hold in confidence all the terms and conditions of any ownership of Sellers or their respective Affiliates or any other financial information related to any of them that has been disclosed to the Buyers, including the ownership of the Sellers and their respective Affiliates and any documents related to the formation, governance or operation of such persons; provided that none of the Group Companies will be considered an Affiliate of the Sellers for purposes of this Section 5.2(b). For the avoidance of doubt, the Parties acknowledge and agree that nothing in this Section 5.2 will restrict the ability of TorQuest Partners and its Affiliates from disclosing (x) the financial results achieved by the Buyers with respect to their beneficial interests in the Group Companies, (y) the consummation of the transactions contemplated by this Agreement on their website (but not, without the consent of the Sellers referenced in Section 5.2(c), any economic terms), or (z) a description of the Group Companies (including their financial performance, and TorQuest Partners’ investment and role therein), and such other information as TorQuest Partners provides to third parties in the ordinary course of business to the current or prospective limited partners, investors, financing sources or other business associates of such Persons and their respective managed Affiliates and advisors (including customary non-public disclosures regarding the material terms of this Agreement) in a manner consistent with ordinary private equity practices, provided that the recipients of such information under clauses (x) and (z) above are subject to customary confidentiality obligations. Notwithstanding anything herein to the contrary, the obligations of confidentiality contained in this Section 5.2(b) shall not apply to (A) disclosures that are required by Law or by a Governmental Authority, (B) information that is ascertainable or obtained from public or published information or is otherwise publicly known through no wrongful act of a Party, (C) information that has been demonstrated to have been independently developed by the receiving Party without use of the Company Group’s information, (D) information disclosed to or filed with any Person for the purpose of obtaining Required Consents, and (E) use or disclosure of any information in order to enforce the Parties’ rights hereunder. Notwithstanding anything herein to the contrary, each Party to this Agreement may (without prior notification to, or approval or consent by, any other Party) disclose to any Governmental Authorities and/or to such Party’s representatives (including counsel and advisors) any confidential or non-public information that is required to be disclosed in connection with such Party’s Tax filings, reports, claims, audits, or litigation.

(c) None of the Sellers, the Parent, the Buyers, nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other Parties, except as may be required by applicable Law. Parent shall be entitled, without the written consent of any other Party, to answer questions from analysts and investors of Parent related to the transactions contemplated by this Agreement, provided that such responses substantially reiterate (and are not inconsistent with previous responses, summaries, announcements, statements and communications approved in advance by the Parties). Notwithstanding the foregoing, if desired by the Parties, the Buyers, the Sellers and the Parent shall cooperate to issue a joint press release on the Closing Date, which press release shall be mutually acceptable to the Buyers, the Sellers and the Parent. Notwithstanding anything to the contrary in this Agreement, the Parties further acknowledge and agree that TorQuest Partners and its direct or indirect equityholders may disclose the terms and the existence of this Agreement and the transactions contemplated by this Agreement to their respective Affiliates, and such Affiliates may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective employees, equity owners, members, partners, prospective partners, investors, prospective investors, professional advisors, and lenders in connection with fund raising and related marketing or informational reporting activities consistent with TorQuest Partners’ past practices.

(d) Promptly following the Closing, Parent shall, and shall cause its Affiliates to, use reasonable best efforts to assign the rights of Parent (and/or such Affiliate) under any confidentiality agreement entered into by the Parent or such Affiliates (other than the Group Companies) prior to the date hereof, relating to the Group Companies, or under which any confidential information, data, documents and other information arising from or relating to the Company Group and/or the Business was disclosed to a third party. Parent further agrees that it has taken, and shall continue to take, all reasonable steps, and has caused, and shall continue to cause, its Affiliates to take all reasonable steps, including the exercise and enforcement of any contractual or legal rights under any confidentiality agreement to which Parent or any of its Affiliates is a party, to safeguard any confidential information, data, documents and other information arising from or relating to the Company Group and/or the Business, to the extent such rights remain available to the Parent and its Affiliates.

5.3 Tax Matters.

(a) The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns of the Group Companies and any audit, litigation or other proceeding with respect to Taxes of the Group Companies. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation, or other proceeding.

(b) In the case of any Taxes payable for any Straddle Period, the portion of such Taxes that is allocable to the Pre-Closing Tax Period shall (i) in the case of any Taxes based on or measured by income, gross or net sales, receipts, or payroll of the Group Companies or that are imposed in connection with any sale or other transfer or assignment of property, be determined based on an interim closing of the books as of the close of business on the Closing Date (including any such Tax liabilities arising under Sections 951, 951A and 965 of the Code) and (ii) in the case of any other Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. To the extent permitted by applicable Law, Company Group Transaction Expenses shall be treated by the Parties as incurred during the Pre-Closing Tax period.

(c) All transfer, excise, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), if any, shall be borne by the Sellers, and the Parties will cooperate to file all necessary tax returns and other documentation with respect to all such Transfer Taxes. The Parties further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the transactions contemplated hereby.

(d) The Parties agree that the sale of GlassRatner, pursuant to the consummation of this Agreement, is intended to be treated for income Tax purposes as a sale of the underlying assets of GlassRatner by the GR Seller to the GR Buyer. Within sixty (60) days of the final determination of the Closing Working Capital, the GR Buyer shall provide the GR Seller a schedule allocating the Final Closing Purchase Price (plus any assumed liabilities and other items required to be taken into account for applicable Tax purposes) among the assets of GlassRatner (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the methodologies set forth on Schedule 5.3(d) of the Disclosure Letter. The GR Buyer shall consider any comments provided by the GR Seller within ten (10) days following receipt of the Purchase Price Allocation Schedule before finalizing the Purchase Price Allocation Schedule. The GR Buyer and the GR Seller shall file all Tax Returns (and cause their respective Affiliates to file all Tax Returns) consistently with the Purchase Price Allocation Schedule (as finally determined pursuant to this Section 5.3(d)) and the intended Tax treatment and shall not take any position during the course of any audit or other proceeding that is inconsistent with the Purchase Price Allocation Schedule (as finally determined pursuant to this Section 5.3(d)) or intended Tax Treatment, unless required by a determination of the applicable Governmental Authority that is final.

(e) The obligations of the parties set forth in this Section 5.3 shall be unconditional and absolute and shall remain in effect without limitation as to time.

5.4 Further Assurances; Cooperation. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably required by the Parties or their representatives to consummate or otherwise implement the transactions contemplated hereby, or to comply with their respective obligations under the Transition Services Agreement.

5.5 Misdirected Payments.

Except as otherwise provided in this Agreement or the Transaction Documents, following the Closing, (i) if any payments due with respect to the Business are paid to any member of the B. Riley Group, the Parent shall, or shall cause the applicable member of the B. Riley Group to, promptly remit by wire or draft such payment to an account designated in writing by the Buyers and (ii) if any payments due with respect to the B. Riley Group are paid to the Buyers or the Group Companies, the Buyers shall, or shall cause the Group Companies to, promptly remit by wire or draft such payment to an account designated in writing by the Parent.

5.6 Insurance.

For a three-year period following the Closing Date, the Group Companies shall continue to be entitled to the benefit of coverage under (i) the insurance policies of the B. Riley Group in effect on or prior to the Closing Date, only to the extent that such policies cover the Group Companies and are occurrence-based; or (ii) run-off policies purchased to extend coverage for a three-year period under certain of the insurance policies of the B. Riley Group in effect on or prior to the Closing Date that cover the Group Companies (the “Available Policies”), in each case solely with respect to acts, facts, circumstances or omissions occurring prior to Closing (“Pre-Closing Occurrences”) and subject to the terms, conditions and limitations of such Available Policies. The costs of any run-off policies purchased in connection with this Section 5.6 shall be borne equally by Buyers and Sellers. For any Pre-Closing Occurrences, from and after the Closing, the Parent shall use commercially reasonable efforts (or cause its Affiliates to use commercially reasonable efforts), to direct such carriers to provide the Group Companies with access to the Available Policies and shall reasonably cooperate with Buyers and the Group Companies and take commercially reasonable actions as may be necessary or advisable to assist the Group Companies in submitting, and to provide support with respect to, such claims to which such policies are responsive. The Parent (on behalf of Parent) hereby authorizes the Buyers to report any and all Pre-Closing Occurrences arising in connection with the Group Companies to the applicable insurance providers of the B. Riley Group to the extent permitted under the applicable Available Policy, and where not permitted, the Parent agrees, upon receipt of a written request by the Buyers, to use commercially reasonable efforts (or cause its Affiliates to use commercially reasonable efforts) to timely make such report on the Buyer’s behalf. With respect to claims for Pre-Closing Occurrences made pursuant to this Section 5.6 (or pending as of the date of this Agreement), (i) if reported to the applicable insurance provider by the Buyers, the Buyers shall provide advance written notice to Parent’s corporate insurance department of such claims, (ii) each Party shall keep each other advised of the status of (and any developments regarding) any such claims, and cooperate with any insurance carrier in connection with the investigation and defense of any such claims, all in accordance and consistent with the standard practices and procedures established from time to time by Parent (or its Affiliates) or any such insurance carrier, and (iii) whether such Pre-Closing Occurrence was reported to the applicable insurance provider by the Buyers or the Sellers or any of their respective Affiliates, (A) the Parent shall, or shall cause its Affiliates to, provide the Buyers with a copy of the applicable Available Policy and the Buyers shall, and shall cause the Group Companies to, comply with the terms of the applicable Available Policy and (B) each Party shall use commercial reasonable efforts, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and shall promptly, and no later than ten (10) Business Days following receipt thereof, pay such benefit, if any, to the Buyers, provided, that any amounts recovered under the Available Policies in respect of settlement payments made prior to the date hereof in connection with the Plasman Release shall be paid to the Parent. Parent shall not, and shall cause its Affiliates not to, seek to change any rights and obligations of the Group Companies under the Available Policies. No covenant or agreement by any Party to indemnify any other Party shall release, or be deemed to release, any insurer with respect to any claim made under any Available Policy, nor shall the inclusion of this Section 5.6 be deemed to limit in any way the indemnification obligations of the Sellers under this Agreement. Notwithstanding anything to the contrary, neither Parent nor Sellers (a) shall be required to undertake any action that results in material disruption to its business, and (b) shall be required to incur any costs, expenses, or liabilities in connection therewith. To the extent the Parent or Sellers incur any such costs, expenses, or liabilities, Buyers shall promptly reimburse Parent or Sellers for all such amounts, and in no event later than ten (10) days following receipt of reasonable documentation thereof.

5.7 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) In consideration of the promises herein contained and in consideration of the payments and other consideration to be provided to the Sellers, for a period of five (5) years commencing on the Closing Date (the “Restricted Period”), the Parent, the Sellers, and their Affiliates (for the avoidance of doubt, other than the Group Companies) shall not and shall not permit any of their respective Affiliates (collectively, the “Restricted Persons”) to, individually or in partnership, jointly or in conjunction with or for any Person: except as set forth in the final sentence of this Section 5.7(a), (i) own, manage, operate, control, participate in, or directly or indirectly assist others with the ownership, management, operation or conduct of a Competing Business in the United States or Canada (the “Restricted Territory”), including by having an interest in, any Person, or participating in any enterprise, partnership or joint venture, or (ii) cause, induce or encourage any material client or customer of the Company Group or any known prospective client or customer of the Company Group (including any existing or former client or customer of the Company Group and any Person that any Restricted Person knows to have become a material client or customer of the Company Group after the Closing), or any other Person who the Parent (or its Affiliates) knows to have a material business relationship with the Company Group, to terminate or adversely modify any such actual or prospective relationship. For the avoidance of doubt, it shall not constitute a breach of this Section 5.7 if a Restricted Person, in response to any unsolicited request for referral or recommendation from any Person, refers such Person to a Competing Business. Notwithstanding the foregoing (X) a Restricted Person may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if such Restricted Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person, and (Y) Buyers expressly acknowledge, agree and accept that each of B. Riley Securities, Inc. and the entities listed and identified on Schedule 5.7(a) of the Disclosure Letter or any of their respective successors, assignors, or Subsidiaries (collectively, the “Excluded Companies”) have been and are currently engaged in the Competing Business in the Restricted Territory and will continue to be engaged in the Competing Business in the Restricted Territory following the Closing, and agree that nothing set forth in this Agreement shall (i) restrict or prohibit B. Riley Securities, Inc. directly or indirectly owning the equity interests of any Excluded Company, or (ii) restrict or prohibit the Excluded Companies from continuing to be engaged in such Competing Business in the Restricted Territory; provided, that solely with respect to B. Riley Securities, Inc. and its successors and Subsidiaries, such engagement in the Competing Business shall be limited to the extent that B. Riley Securities, Inc. and its Subsidiaries engaged in such Competing Business in the ordinary course prior to the Closing Date.

(b) During the Restricted Period, the Parent and the Sellers shall not, and shall not permit any Restricted Person to, directly or indirectly, hire or solicit any person who is or was employed by, or engaged in a contractor relationship with, the Company Group during the Restricted Period, or encourage any such employee or contractor to leave such employment or cease contracting with the Company Group or hire any such employee or contractor who has left such employment or ceased contracting with the Company Group; provided that nothing in this Section 5.7(b) shall prevent any Restricted Person from hiring (i) any employee whose employment has been terminated by the Buyers or their Affiliates; or (ii) after one (1) year from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) The Parent and the Sellers each acknowledge that a breach or threatened breach of this Section 5.7 would give rise to irreparable harm to the Buyers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Parent, any Sellers or any Restricted Persons of any such obligations, the Buyers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) The Parent and the Sellers acknowledge that the restrictions contained in this Section 5.7 are reasonable and necessary to protect the legitimate interests of the Buyers and constitute a material inducement to the Buyers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.7 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e) Each Party agrees that they shall not (and shall not permit any of their respective Affiliates to), engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the other Party, any of their respective Affiliates or any of their (or their respective Affiliates’) directors, officers, employees, managers or agents.

5.8 Use of Marks.

(a) Except as expressly provided in this Section 5.8 or the Transition Services Agreement, neither the Buyers nor any of the Group Companies shall use, or have or acquire the right to use or any other rights in, any marks of the Sellers or any of their Affiliates that is not Owned Intellectual Property or that is not subject to an Intellectual Property Rights Contract set out in Schedule 3.11(b) of the Disclosure Letter, including the name “B. Riley”, “B. Riley Advisory Services” and “B. Riley Farber” (the “Seller Names”). Except as expressly provided in the Transition Services Agreement, following the Closing the Buyers shall cause each of the Group Companies having a name, trademark, service mark or logo that includes the Seller Names to change its name to a name that does not include any Seller Name, including making any legal filings necessary to effect such change (such period from the Closing until the date of corporate name change, the “Name Change Period”).

(b) The Group Companies may continue temporarily to use the Seller Names, during the Name Change Period and as set forth in Section 5.8(c), to the extent and in substantially the same manner used immediately prior to Closing, so long as the Buyers cause the Group Companies to, immediately after the Closing, cease to hold itself out as having any affiliation with the Parent or any of its Affiliates. The Parent and the Sellers each acknowledge and agree that certain Seller Names currently appear, and may continue to appear after the Closing for the periods set forth in this Section 5.8 and the Transition Services Agreement, on the properties and assets (including supplies, materials, letterhead, filings, stationery, websites, brochures, advertising materials, manuals and similar items) of the Group Companies.

(c) Notwithstanding anything to the contrary herein, neither the Buyers nor the Group Companies shall be in breach of this Section 5.8 or liable to the Sellers after the Closing, even after the periods of transition provided above have ended, by reason of: (i) any of the Group Companies’ use of or the appearance of the Seller Names in any books and records, archived materials or constating documents of the Group Companies or on any written or electronic data, documents, materials or assets (including computer source code), in each case, that are used for internal purposes only in connection with the business of the Group Companies; (ii) the appearance of the Seller Names in or on any written or electronic data, documents or assets (including computer source code) that were distributed prior to the Closing (and in the periods of transition provided above); or (iii) the use by the Buyers or the Group Companies (after the Closing) of a Seller Name for purposes of conveying to customers, counterparties or the general public that the Group Companies are no longer affiliated with the Sellers, and/or to reference historical details concerning or make historical reference to the Group Companies.

5.9 D&O Tail Policy.

(a) The Buyers agree that, for a period of six (6) years after the Closing, the Buyers shall not, and shall not permit any Group Company to, amend, repeal or modify (in each case, in a manner adverse to the beneficiary thereof) any provision in any Group Company’s Organizational Documents relating to indemnification and exculpation of the present and former officers, directors and managers (each, a “D&O Party”) of the Group Companies.

(b) Prior to the Closing, the Buyers shall obtain a six-year “tail” officers’ and directors’ liability insurance policy, covering the D&O Parties who are presently covered by the Group Companies’ officers’ and directors’ liability insurance policies (complete and correct copies of which have been made available to the Buyers) with respect to actions and omissions occurring prior to the Closing Date, covering any claims based on, or arising out of, the fact that such Persons are or were a D&O Party of the Company Group at any time prior to the Closing Date (the “D&O Tail Policy”). One half of the cost of the D&O Tail Policy shall be borne by the Group Companies as a Company Group Transaction Expense. The Buyers and the Group Companies shall reasonably cooperate with the D&O Parties and the insurers under the D&O Tail Policy by taking commercially reasonable actions, at the request of the Sellers and at the Sellers’ cost and expense, required to enable the D&O Parties to recover proceeds under the D&O Tail Policy.

(c) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each D&O Party.

5.10 Copy of Data Room.

Promptly following the Closing, and in any event, within five Business Days thereafter, the Sellers shall deliver, or cause to be delivered, to the Buyers five (5) USB devices each containing true, correct and complete copies of all data and documentation provided to the Buyers in the “Project Gallop” virtual data room hosted by SecureDocs (the “Data Room”) as of the open of business on the Closing Date.

5.11 Company Benefit Plan Obligations.

(a) The Sellers and their respective Affiliates (other than the Company Group) shall remain solely responsible for the satisfaction of all claims for medical, dental, vision, life insurance, health accident, disability benefits or similar benefits brought by any current or former Employees and their dependents or beneficiaries under any Company Benefit Plan maintained or sponsored by any Seller or any of its Affiliates (other than the Company Group), which claims are “incurred” (as described below) on or prior to the Closing Date. The Buyers shall not assume, and the Company Group shall not retain or assume, any Liabilities for such claims following the Closing. The Sellers shall, and shall cause their respective Affiliates (other than the Company Group) to, indemnify and hold harmless the Buyers, the Company Group, and their respective Affiliates, officers, directors, employees, and agents from and against any and all losses arising from or related to such claims, whether known or unknown, reported or unreported, contingent or accrued.

(b) For purposes of this Agreement, (A) a claim for medical, dental or vision benefits will be deemed to have been incurred on the date of treatment, (B) a claim for prescription benefits will be deemed to have been incurred on the date the prescription is filled, and (C) a claim for life insurance, health accident, or disability benefits will be deemed to have been incurred upon the occurrence of the event giving rise thereto.

(c) The Sellers shall, or shall cause their respective Affiliates (other than the Company Group) to, provide and remain responsible for COBRA continuation coverage to all individuals who are “M&A qualified beneficiaries” (within the meaning assigned to such term under Q&A-4 of Treasury Regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage.

Article 6
Indemnification

6.1 Survival of Representations and Warranties. The Parties, intending to modify any applicable statute of limitations, agree that, except as otherwise provided in this Section 6.1, (a) none of the representations and warranties or covenants and agreements contained in this Agreement or in any Transaction Document shall survive Closing and all such provisions shall terminate at Closing and (b) after Closing there shall be no liability or obligation on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect of or relating to the representations and warranties or covenants and agreements contained in this Agreement or in any Transaction Document. This Section 6.1 does not limit (i) the survival of any covenants and agreements of the parties to this Agreement or in any Transaction Document that by their terms require performance of obligations after Closing, including, but not limited to, those set forth in Article 5, which shall survive Closing in accordance with their respective terms, (ii) Buyers’ ability to recover under the R&W Insurance Policy, (iii) Buyers’ ability to recover any Losses pursuant to this Article 6, or (iv) any claims of Fraud.

6.2 Representations and Warranty Insurance. The Buyers have obtained a buyer-side representation and warranty insurance policy issued by Great American Insurance Group to provide coverage for the Buyers with respect to this Agreement and Losses resulting from breaches of the representations and warranties set forth in Article 3 (the “R&W Insurance Policy”). The R&W Insurance Policy includes terms to the effect that the insurer of such policy waives its rights to bring any dispute against the Sellers or any of the Sellers’ Affiliates by way of subrogation based upon, arising out of, or in any way connected to this Agreement or the transactions contemplated hereby, except with respect to Fraud. No insured party under the R&W Insurance Policy shall waive, amend, modify, or otherwise revise the foregoing subrogation provision in the R&W Insurance Policy in a manner that is adverse in any material respect to Sellers or any of Sellers’ Affiliates without the prior written consent of the Sellers. The Sellers’ Affiliates are intended third-party beneficiaries of this Section 6.2. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article 6), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of any Buyer Injured Party (as hereinafter defined) to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy. Without limiting the foregoing, the Buyers shall not take any action or omission intended to suspend, limit, restrict or terminate or adversely impact the R&W Insurance Policy after the Closing.

6.3 Indemnification by the Sellers. Subject to the limitations set forth in this Article 6, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyers and its Affiliates and their respective directors, shareholders, equityholders, officers, employees, agents and representatives against and in respect of any and all Losses arising or resulting from:

(a) the nonfulfillment, nonperformance, breach or violation by any Seller, or any of their respective Affiliates of any agreement or covenant contained in this Agreement that by their terms require performance of obligations after Closing;

(b) any third-party claim resulting from the conduct or operations of Parent or any of its Affiliates (other than the Company Group) at any time before the Closing, but only to the extent that such conduct or operations are not related to the Company Group’s operation of the Business prior to the Closing; and

(c) the matters set forth on Schedule 6.3(c) of the Disclosure Letter.

6.4 Notice and Payment of Losses.

(a) Promptly upon obtaining knowledge of any Loss or any event, fact, circumstance or occurrence which may reasonably give rise to a Loss, any Person entitled to indemnification under Section 6.3 (a “Buyer Injured Party”) shall give written notice to the Party from whom such Person wishes to obtain indemnification (the “Seller Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount (the “Claim Amount”), to the extent known, of the Losses being asserted (such written notice being hereinafter referred to as a “Notice of Claim”); provided, however, that no delay or deficiency on the part of the Buyer Injured Party in so notifying the Seller Indemnifying Party shall relieve the Seller Indemnifying Party of any liability or obligation hereunder unless (and solely to the extent) the Seller Indemnifying Party is prejudiced by such delay, deficiency or failure. Nothing herein shall be deemed to prevent a Buyer Injured Party from making a claim hereunder for potential or contingent claims or demands, including any such claim or demand by a third party; provided that the Notice of Claim sets forth the basis for any such contingent claim to the extent then feasible and the Buyer Injured Party has a reasonable expectation that such a claim may become an actual claim.

(b) Within thirty (30) days after delivery of a Notice of Claim, the Seller Indemnifying Party shall deliver to the Buyer Injured Party a written response (a “Claim Response”) in which the Seller Indemnifying Party shall either (i) agree that the Buyer Injured Party is entitled to receive all of the Claim Amount, (ii) dispute that the Buyer Injured Party is entitled to receive any or all of the Claim Amount (which such dispute notice shall describe, in reasonable detail, the reasons for the Seller Indemnifying Party’s good faith belief that it is not required to provide indemnification hereunder), or (iii) indicate that the Seller Indemnifying Party does not yet have, and does not expect to have within such thirty (30) day period, sufficient information to determine whether the Buyer Injured Party is entitled to receive any or all the Claim Amount (in the event of clause (ii) or (iii), the Claim Response shall be referred to as a “Claim Objection Notice”). If no Claim Response is delivered by the Seller Indemnifying Party to the Buyer Injured Party within such thirty (30)-day period as to any portion of the Claim Amount, the Seller Indemnifying Party shall be deemed to have agreed that an amount equal to the Claim Amount shall be payable to the Buyer Injured Party and the Claim Amount shall be promptly paid to the Buyer Injured Party, subject to the limitations on indemnification set forth herein.

(c) In the event that following delivery of a Claim Objection Notice the Seller Indemnifying Party and Buyer Injured Party are unable to agree on whether Losses exist or on the amount of such Losses or on whether the Buyer Injured Party is entitled to indemnification hereunder for any or all such Losses, within the ninety (90)-day period after delivery of a Claim Objection Notice (or such longer period of time as the Seller Indemnifying Party and the Buyer Injured Party agree in writing), either the Buyer Injured Party or the Seller Indemnifying Party may (but is not required to do so) petition or file an action in a court of competent jurisdiction for resolution of such dispute.

6.5 Defense of Third Person Claims. If a Buyer Injured Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than a Party hereunder) (a “Third Person”), the Buyer Injured Party shall give a Notice of Claim to the Seller Indemnifying Party promptly after such assertion is actually known to the Buyer Injured Party; provided, however, that no delay or deficiency on the part of the Buyer Injured Party in delivering a Notice of Claim shall relieve the Seller Indemnifying Party of any Liability hereunder unless (and solely to the extent) the Seller Indemnifying Party is prejudiced by such delay, deficiency or failure. The Seller Indemnifying Party shall have the right, upon written notice to the Buyer Injured Party within thirty (30) days of receipt by the Seller Indemnifying Party of the Notice of Claim, and using counsel reasonably satisfactory to the Buyer Injured Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”); provided that the Seller Indemnifying Party has notified the Buyer Injured Party in writing of its election to commence the defense of the Buyer Injured Party with respect to such Third Person Claim as provided herein; provided further that the Seller Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the prior written consent of the Buyer Injured Party (not to be withheld or delayed unreasonably), it being understood that the Buyer Injured Party may withhold consent if such settlement, compromise or judgment (a) involves a finding or admission of wrongdoing by the Buyer Injured Party, (b) does not include an unconditional written release by the claimant or plaintiff of the Buyer Injured Party from all liability in respect of such Third Person Claim or (c) imposes equitable remedies or any obligation on the Buyer Injured Party other than solely the payment of money damages for which the Buyer Injured Party will be indemnified and held harmless hereunder. For the avoidance of doubt, a claim or challenge asserted by a Governmental Authority against a Buyer Injured Party shall be considered a Third Person Claim hereunder. The Buyer Injured Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is, in the reasonable opinion of counsel to the Buyer Injured Party, advisable to avoid a conflict of interest or a potential conflict of interest between the Buyer Injured Party and the Seller Indemnifying Party, in which case such representation shall be at the expense of the Seller Indemnifying Party. If the Seller Indemnifying Party elects not to defend the Buyer Injured Party with respect to such Third Person Claim, the Buyer Injured Party shall have the right, at its option, to assume and control defense of the matter. If the Seller Indemnifying Party does not so elect to indemnify and assume the defense of any such Third Person Claim (or fails to elect to assume the defense within the thirty (30)-day period set forth in this Section 6.5), (i) the Buyer Injured Party may defend against such claim, in such manner as it may deem appropriate, including settling such claim, after giving written notice of the same to the Seller Indemnifying Party, on such terms as the Buyer Injured Party may deem appropriate; provided that in all cases the Buyer Injured Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the prior written consent of the Seller Indemnifying Party (not to be withheld or delayed unreasonably), except that the Buyer Injured Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Seller Indemnifying Party if such judgment or settlement does not require the payment of money and (ii) the Seller Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall keep each other reasonably advised of the status of any such suit or proceeding and the defense thereof and shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

6.6 Limitation on Indemnification.

(a) The maximum amount of Losses that may be recovered under this Article 6 in the aggregate (other than Losses due to Fraud) shall not exceed the Final Closing Purchase Price.

(b) Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Seller Indemnifying Parties have any obligation to indemnify, defend or hold harmless any Buyer Injured Party from or against, or reimburse any Buyer Injured Party for, any Losses to the extent such Losses have already been taken into account in calculating, and deducted from, any amount otherwise payable to the Sellers hereunder, including the Final Closing Purchase Price, including, without limitation, the calculation of the Closing Working Capital and Indebtedness. The intention of this provision is to avoid double-counting of Losses to the extent that a payment or credit with respect thereto has already been included in any calculation of the Final Closing Purchase Price. Further, no Buyer Injured Party shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Buyer Injured Party had already recovered Losses with respect to such matter pursuant to other provisions of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, no Seller Indemnifying Party shall, in any event, be obligated to indemnify any Buyer Injured Party from and against any Losses which are (i) exemplary or punitive damages, or (ii) which are not reasonably foreseeable (other than in each case, in respect of amounts payable to third parties in connection with a Third Person Claim).

(d) Payments in respect of any Losses shall be reduced by an amount equal to any insurance proceeds or any other amount actually recovered by the Buyer Injured Party from third parties which are actually realized by the Buyer Injured Party, or if such Loss has already been paid by or on behalf of the Seller Indemnifying Party, the amount thereof shall be promptly refunded to the Seller Indemnifying Party, it being understood that a Buyer Injured Party shall have the obligation to exercise commercially reasonable efforts to collect any such proceeds. For the avoidance of doubt, payment by a Seller Indemnifying Party of any amount payable hereunder shall not be delayed pending recovery under any insurance policy.

6.7 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Final Closing Purchase Price for all Tax purposes.

6.8 Exclusive Remedy. The Parties acknowledge and agree that from and after Closing (a) the indemnification provisions set forth in this Article 6 shall provide the sole and exclusive remedy for any Buyers Injured Party for any Losses arising under Section 6.3 and (b) the R&W Insurance Policy shall be the Buyers’ sole and exclusive remedy with respect to any and all claims for breach of any representation or warranty set forth in this Article 3. Notwithstanding anything herein to the contrary, nothing in this Section 6.8 shall limit a Party’s right to seek and utilize (i) the remedies of specific performance, injunction and other equitable relief set forth herein, (ii) the dispute resolution processes set forth in Section 2.4(e), and Section 2.4(f), (iii) any remedies under the other Transaction Documents (including the Transition Services Agreement), and (iv) any remedy in the case of Fraud.

Article 7
Miscellaneous Provisions

7.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered personally or by courier delivery to the Party for whom it is intended, or five (5) Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, or upon receipt of proof of transmission if sent by email, addressed at the address shown in this Section 7.1 for, or such other address as may be designated in writing hereafter by, such Party:

If to the Buyers:

TorQuest Partners

Brookfield Place

161 Bay Street, Suite 4240

Toronto, Ontario M5J 2S1

Telephone: 647-213-0736

Attn: Craig Rankine; Jason Galbraith

Email: rankine@torquest.com;
galbraith@torquest.com

With copies to (which copies shall not constitute notice):

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036-7703

Telephone:  (212) 880-6161

Attn: Stefan P. Stauder

Email: spstauder@torys.com

If to the Parent or the Sellers: B. Riley Financial, Inc. 299 Park Avenue, 21st Floor New York, NY 10171 Attn: Perry Mandarino; Alan Forman Email:pmandarino@brileysecurities.com; aforman@brileyfin.com	With copies to (which copies shall not constitute notice): Cole Schotz P.C. 1325 Avenue of the Americas New York, NY 10019 Attn: James Stefanick Email: jstefanick@coleschotz.com

7.2 Expenses. Except as otherwise provided elsewhere in this Agreement, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement, and such other documents contemplated hereby and thereby, and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

7.3 Entire Agreement. This Agreement (including the other Transaction Documents referred to herein and the exhibits, annexes and schedules hereto and thereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent primarily relating to any transaction involving a change of control of the Group Companies, and no Party has relied on any such understandings, agreements or representations to the extent not expressly set forth in this Agreement or any other Transaction Document. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

7.4 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

7.5 Assignment; Third Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests, or obligations hereunder may be transferred, delegated, or assigned by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), and any attempted assignment without the required consent shall be void and of no force or effect. Notwithstanding the foregoing, (x) the Buyers shall have the right to transfer and assign their respective rights and obligations hereunder to any lender to the Buyers or its Affiliates and (y) upon written notice to the Sellers, the Buyers shall have the right to transfer and assign its rights hereunder to any entity which is controlled by the Buyers or its Affiliates, provided that (i) solely with respect to the foregoing clause (y), no such assignment shall become effective unless and until the permitted assignee expressly assumes in writing all of the Buyers’ obligations hereunder (which written assumption shall promptly be delivered to the Sellers) and (ii) the Buyers shall also remain primarily liable for their obligations hereunder. Notwithstanding the foregoing, the Sellers hereby consent to: (a) the assignment by way of security by the Buyers of all of their respective rights under this Agreement to Royal Bank of Canada, in its capacity as administrative agent (together with its successors and assigns, the “Administrative Agent”) pursuant to credit facilities made available to the Buyers for and on behalf of itself and the lenders under such credit facilities (the “Lenders”) and (b) the assignment by the Buyers of all of their respective rights and obligations under this Agreement to the Administrative Agent and the Lenders or one or more third parties upon exercise by the Administrative Agent of its rights in respect of the assignment by way of security of this Agreement. Each of the Parties hereby acknowledges and agrees that the Administrative Agent is relying on this Section 7.5(a) in making financing available, and that notwithstanding that the Administrative Agent is not a party to this Agreement it shall be considered a third party beneficiary and have all contractual rights with respect to this Section 7.5(a) as if it was a contracting signatory hereto and that no amendments can be made to this Section 7.5(a) without first obtaining the written consent of the Administrative Agent.

(b) Except as provided in Section 5.9(c), Section 6.2, Section 6.3, Section 7.5(a), Section 7.14, and Section 7.15, this Agreement and the various rights and obligations arising hereunder are for the sole benefit of the Parties and their permitted assigns and nothing herein express or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

7.6 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, and in separate counterparts (including via email), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.7 Headings; Interpretation. The article, title and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s), (g) all amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars, (h) any document or information shall be deemed to have been “made available to the Buyers” solely to the extent that it is uploaded to the Data Room at least two days prior to the Closing Date and available through the Closing, and (i) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including this Agreement) (i) includes and incorporates all exhibits, schedules and other attachments thereto, (ii) includes all documents, instruments or agreements issued or executed in replacement thereof and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. All Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the Party drafting the Agreement.

7.8 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement (or any Proceedings based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby or the negotiation hereof) and the exhibits and schedules hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.9 Submission to Jurisdiction. Each of the Parties (a) agrees that any Proceeding arising out of or relating to this Agreement shall be brought and determined solely by the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, any such Proceedings will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, (b) consents to the exclusive jurisdiction of such court in any Proceeding relating to or arising out of this Agreement, (c) irrevocably waives, to the fullest extent permitted by Law, any objection which it may have to the laying of venue in any such Proceeding in any such court or that any such Proceeding that is brought in any such court has been brought in an inconvenient forum, and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable Law or court rules governing service of process.

7.10 Disclosure Generally. The Schedules contained in the Disclosure Letter have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of this Agreement. Any matter disclosed in any Schedule contained in the Disclosure Letter shall be deemed to constitute a disclosure with respect to all other representations and warranties, covenants or agreements of the Sellers to the extent its relevance to such other section is reasonably apparent on the face of such disclosure. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the Ordinary Course of Business, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Letter in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Schedule is or is not required to be disclosed (including whether such amounts are required to be disclosed as material) or in the Ordinary Course of Business for the purposes of this Agreement. The information contained in the Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

7.11 Specific Enforcement. The Parties hereby acknowledge and agree that irreparable harm would occur in the event that any Party fails or threatens not to perform in any material respect any of its obligations hereunder and that an award of money damages would not be an adequate remedy at law in the event of any such failure or threatened failure to perform because of the difficulty of ascertaining the amount of damages that will be suffered if this Agreement is not performed in accordance with its specific terms. Accordingly, the Parties hereby acknowledge and agree that each Party, in addition to any other remedy it may be entitled at law, in equity or otherwise, before or after Closing, shall be entitled to seek equitable relief, including an injunction or injunctions or Orders to prevent breaches or threatened breaches of this Agreement and to compel specific performance of the obligations of any other Party under the terms and provisions of this Agreement, without proof of actual damages or the need to show or establish irreparable harm. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or security or other similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11, and each Party (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond, security or similar instrument, (b) waives any defenses in any Proceeding for an injunction, specific performance or other equitable relief that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (c) agrees to cooperate fully in any attempt by the other Party or Parties in obtaining such equitable relief.

7.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

7.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

7.14 Release. Except as otherwise provided in this Agreement, each Seller on behalf of itself and its Affiliates and their respective successors and assigns and each of their respective past, present, and future equityholders, advisors, directors, officers, managers, employees, agents, representatives, successors and assigns (collectively, the “Releasing Parties”), hereby forever waives, releases, remises and discharges the Buyers, the Group Companies, and their respective Affiliates and successors and assigns and each of their respective past, present, and future equityholders, advisors, directors, officers, managers, employees, agents, successors and assigns (collectively, the “Released Parties”) from any past, present and future disputes, claims, losses, controversies, demands, rights, liabilities, damages, judgments, debts, dues, actions, causes of action (at law or in equity) and suits of every kind, nature, and description whatsoever, whether known or unknown (each, a “Claim”), that such Releasing Parties may currently have, or may have in the future, in any way relating to the Group Companies and the conduct of their business arising prior to, on or after the Closing Date (so long as the events giving rise to such Claim occurred on or prior to the Closing) (collectively, the “Released Claims”), except for any Claims (x) under the terms of this Agreement and the other Transaction Documents, (y) for indemnification or exculpation as a director or officer of any Group Company pursuant to its Organizational Documents, the D&O Tail Policy, or applicable indemnification agreements, as the case may be and as in effect prior to the Closing, and (z) that may not be waived as a matter of Law. Each Seller (on behalf of its Releasing Parties) (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Claim which is or which purports to be a Released Claim or discharged by this Section 7.14 and (ii) acknowledges that the Releasing Parties may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, on and as of the Closing, such Seller (on behalf of its Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, each Seller (on behalf of its Releasing Parties) hereby waives the application of any provision of law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Seller (on behalf of its Releasing Parties) hereby covenants not to initiate any Proceeding against a Released Party for any Released Claim, and the applicable Released Party may recover from such Seller all actual losses, damages, liabilities, penalties, interest and documented, out of pocket expenses, including reasonable attorneys’ fees and expenses incurred in connection with any such Proceeding.

7.15 No Third Party Liability. Except as contemplated in Section 6.5 or in the event of Fraud, all claims or causes of action (whether in contract, in tort, in equity, or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), and any remedies in respect thereof, may only be made or pursued against the Persons that are expressly identified as parties hereto. Except as contemplated in Section 6.5, in the event of Fraud, or in the event of an assignment effected under Section 7.5 hereof, no Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract, in tort, in equity, or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party waives and releases all such liabilities, claims, obligations and remedies against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

7.16 Parent Guarantee. As a material inducement to the Buyers to enter into this Agreement, Parent, its successors and/or assigns, hereby guarantees to Buyer full, complete and timely performance by each of the Seller of its obligations under Section 2.4(g) and Article 6 (Indemnification) (“Obligations”), in each case subject to the terms, conditions and limitations of this Agreement. The guaranty in this Section 7.16 is a continuing guarantee and shall remain in full force and effect and shall be binding on Parent until performance and payment and/or set-off in full of all of the Obligations, or the expiration of the Obligations, in each case in accordance with the Agreement. Parent hereby waives any suretyship defenses, demand, presentation, payment, protest and notice of dishonor or nonperformance of any such obligations. In case any Seller shall fail to pay all or any part of the Obligations when due, Parent, promptly upon the written demand of the Buyers, will pay to Buyers the amount due and unpaid by the Sellers, in like manner as if such amount constituted the direct and primary obligation of Parent. The Buyers shall not be required, prior to any such demand on, or payment by, Parent to make any demand upon or pursue or exhaust any of its rights or remedies against the Sellers or others with respect to the Obligations. Parent agrees that Parent shall be and remain obligated to pay the Obligations even if a Seller has such obligation discharged in bankruptcy or otherwise discharged by Law. The Obligations shall include post bankruptcy petition interest and attorney’s fees and any other amounts which a Seller is discharged from paying and which do not otherwise accrue to the Obligations by virtue of a Seller’s discharge, and Parent shall remain obligated to pay such amounts as though such Seller’s obligations had not been discharged. The Sellers and Parent each acknowledge that the Buyers would not be willing to enter into this Agreement unless Parent was willing to guarantee all of the Obligations. For the avoidance of doubt, the guaranty in this Section 7.16 shall not limit any duties, responsibilities or obligations of the Parent set forth in this Agreement, including those set forth in Article 5. This Section 7.16 shall survive the Closing of the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto have caused this Equity Purchase Agreement to be executed as of the date first above written.

B. Riley Advisory Holdings, LLC

By:	/s/ Bryant Riley
	Name:	Bryant Riley
	Title:	Co-Chief Executive Officer

B. Riley Advisory US, Inc.

By:	/s/ Bryant Riley
	Name:	Bryant Riley
	Title:	Co-Chief Executive Officer

B. Riley Financial, Inc.

By:	/s/ Bryant Riley
	Name:	Bryant Riley
	Title:	Co-Chief Executive Officer

IN WITNESS WHEREOF, each of the parties hereto have caused this Equity Purchase Agreement to be executed as of the date first above written.

GALLOP U.S. ACQUIRECO INC.

By:	/s/ Eric B. Berke
	Name:	Eric B. Berke
	Title:	President

1001243443 ONTARIO INC.

By:	/s/ Eric B. Berke
	Name:	Eric B. Berke
	Title:	President